Exhibit 10.1

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of March 9, 2020

by and among

the chemours company ar, llc,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

THE TORONTO-DOMINION BANK,

as Administrative Agent,

THE TORONTO-DOMINION BANK,

as LC Bank,

and

The Chemours Company FC, LLC,

as initial Servicer

ARTICLE I	DEFINITIONS1
SECTION 1.01.	Certain Defined Terms1
SECTION 1.02.	Other Interpretative Matters38
SECTION 1.03.	Amendment and Restatement; No Novation39
SECTION 1.04.	Sale and Purchase of Unsold Receivables39
ARTICLE II	TERMS OF THE PURCHASES AND INVESTMENTS39
SECTION 2.01.	Purchase Facility39
SECTION 2.02.	Making Investments; Return of Capital41
SECTION 2.03.	Yield and Fees44
SECTION 2.04.	Records of Investments and Participation Advances45
SECTION 2.05.	Defaulting Purchasers45
SECTION 2.06.	Mitigation Obligations; Replacement of Purchasers46
ARTICLE III	Letter of credit facility48
SECTION 3.01.	Letters of Credit48
SECTION 3.02.	Issuance of Letters of Credit; Participations48
SECTION 3.03.	Requirements For Issuance of Letters of Credit49
SECTION 3.04.	Disbursements, Reimbursement49
SECTION 3.05.	Repayment of Participation Advances50
SECTION 3.06.	Documentation; Documentary and Processing Charges51
SECTION 3.07.	Determination to Honor Drawing Request51
SECTION 3.08.	Nature of Participation and Reimbursement Obligations51
SECTION 3.09.	Indemnity53
SECTION 3.10.	Liability for Acts and Omissions53
ARTICLE IV	SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS55
SECTION 4.01.	Settlement Procedures55
SECTION 4.02.	Payments and Computations, Etc58
ARTICLE V	INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST59
SECTION 5.01.	Increased Costs59
SECTION 5.02.	Funding Losses61
SECTION 5.03.	Taxes61
SECTION 5.04.	Inability to Determine LMIR; Change in Legality65
SECTION 5.05.	Back-Up Security Interest65

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SECTION 5.06.	Successor LMIR66
ARTICLE VI	CONDITIONS to Effectiveness and INVESTMENTS AND ISSUANCES67
SECTION 6.01.	Conditions Precedent to Effectiveness and the Initial Investment or Issuance67
SECTION 6.02.	Conditions Precedent to All Investments and Letter of Credit Issuances68
SECTION 6.03.	Conditions Precedent to All Releases68
ARTICLE VII	REPRESENTATIONS AND WARRANTIES69
SECTION 7.01.	Representations and Warranties of the Seller69
SECTION 7.02.	Representations and Warranties of the Servicer76
ARTICLE VIII	COVENANTS80
SECTION 8.01.	Affirmative Covenants of the Seller80
SECTION 8.02.	Reporting Requirements of the Seller83
SECTION 8.03.	Negative Covenants of the Seller86
SECTION 8.04.	Affirmative Covenants of the Servicer89
SECTION 8.05.	Reporting Requirements of the Servicer92
SECTION 8.06.	Negative Covenants of the Servicer94
SECTION 8.07.	Full Recourse97
SECTION 8.08.	Separate Existence of the Seller97
ARTICLE IX	ADMINISTRATION AND COLLECTION OF RECEIVABLES99
SECTION 9.01.	Appointment of the Servicer99
SECTION 9.02.	Duties of the Servicer100
SECTION 9.03.	Collection Account Arrangements101
SECTION 9.04.	Enforcement Rights101
SECTION 9.05.	Responsibilities of the Seller103
SECTION 9.06.	Further Actions104
SECTION 9.07.	Servicing Fee104
ARTICLE X	EVENTS OF TERMINATION104
SECTION 10.01.	Events of Termination104
ARTICLE XI	THE ADMINISTRATIVE AGENT107
SECTION 11.01.	Authorization and Action107
SECTION 11.02.	Administrative Agent’s Reliance, Etc108

SECTION 11.03.	Administrative Agent and Affiliates108
SECTION 11.04.	Indemnification of Administrative Agent108
SECTION 11.05.	Delegation of Duties109
SECTION 11.06.	Action or Inaction by Administrative Agent109
SECTION 11.07.	Notice of Events of Termination; Action by Administrative Agent109
SECTION 11.08.	Non-Reliance on Administrative Agent and Other Parties109
SECTION 11.09.	Successor Administrative Agent110
ARTICLE XII	THE GROUP AGENTS110
SECTION 12.01.	Authorization and Action110
SECTION 12.02.	Group Agent’s Reliance, Etc111
SECTION 12.03.	Group Agent and Affiliates111
SECTION 12.04.	Indemnification of Group Agents111
SECTION 12.05.	Delegation of Duties112
SECTION 12.06.	Notice of Events of Termination112
SECTION 12.07.	Non-Reliance on Group Agent and Other Parties112
SECTION 12.08.	Successor Group Agent112
SECTION 12.09.	Reliance on Group Agent113
ARTICLE XIII	INDEMNIFICATION113
SECTION 13.01.	Indemnities by the Seller113
SECTION 13.02.	Indemnification by the Servicer116
ARTICLE XIV	MISCELLANEOUS118
SECTION 14.01.	Amendments, Etc118
SECTION 14.02.	Notices, Etc119
SECTION 14.03.	Assignability; Addition of Purchasers119
SECTION 14.04.	Costs and Expenses124
SECTION 14.05.	No Proceedings; Limitation on Payments124
SECTION 14.06.	Confidentiality125
SECTION 14.07.	GOVERNING LAW127
SECTION 14.08.	Execution in Counterparts127
SECTION 14.09.	Integration; Binding Effect; Survival of Termination127
SECTION 14.10.	CONSENT TO JURISDICTION127
SECTION 14.11.	WAIVER OF JURY TRIAL128

SECTION 14.12.	Ratable Payments128
SECTION 14.13.	Limitation of Liability128
SECTION 14.14.	Intent of the Parties129
SECTION 14.15.	USA Patriot Act129
SECTION 14.16.	Right of Setoff129
SECTION 14.17.	Severability130
SECTION 14.18.	Mutual Negotiations130
SECTION 14.19.	Captions and Cross References130
ARTICLE XV	SELLER GUARANTY130
SECTION 15.01.	Guaranty of Payment130
SECTION 15.02.	Unconditional Guaranty131
SECTION 15.03.	Modifications132
SECTION 15.04.	Waiver of Rights132
SECTION 15.05.	Reinstatement133
SECTION 15.06.	Remedies133
SECTION 15.07.	Subrogation134
SECTION 15.08.	Inducement134
SECTION 15.09.	Security Interest134

EXHIBITS

EXHIBIT A–Form of [Investment Request] [LC Request]

EXHIBIT B–Form of Reduction Notice

EXHIBIT C–Form of Assignment and Acceptance Agreement
EXHIBIT D–Form of Commitment Reduction Notice
EXHIBIT E–Form of Letter of Credit Application
EXHIBIT F–Form of Commitment Increase Request
EXHIBIT G–Form of Information Package
EXHIBIT H–Form of Compliance Certificate
EXHIBIT I–Closing Memorandum

EXHIBIT J–Form of Weekly Sold Receivables Report

SCHEDULES

SCHEDULE I–Commitments
SCHEDULE II–Mail-Boxes

SCHEDULE III–Notice Addresses

SCHEDULE IV–Approved Foreign Countries

SCHEDULE V–Initial Schedule of Sold Receivables

SCHEDULE 1.02–Parent Material Adverse Effect; Servicer Material Adverse Effect

SCHEDULE 3.06–Proceedings

SCHEDULE 7.01(l)–UCC Details

SCHEDULE 8.04(f)–Location of Records

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 9, 2020 by and among the following parties:

(i)	the chemours company ar, llc, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)	the Persons from time to time party hereto as Purchasers and as Group Agents;
(iii)	THE TORONTO-DOMINION BANK (“TD Bank”), as Administrative Agent;
(iv)	THE TORONTO-DOMINION BANK, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”); and
(v)	The Chemours Company FC, LLC, a Delaware limited liability company, (“Chemours”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreement.  The Seller desires to sell certain of the Receivables to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) and, in connection therewith, has requested (a) that the Purchasers make Investments from time to time and (b) the LC Bank to issue Letters of Credit for the account of the Seller from time to time, in each case, on the terms, and subject to the conditions set forth herein.

The parties hereto have entered into that certain Receivables Purchase Agreement, dated as of July 12, 2019 (as amended, supplemented or otherwise modified from time to time prior to the Restatement Date, the “Original RPA”), and the parties hereto desire to hereby amend and restate the Original RPA in its entirety.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Seller, the Servicer, the

Administrative Agent and any Collection Bank, whereupon the Seller, as sole owner of the related Collection Account(s) and the customer of the related Collection Bank in respect of such Collection Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Collection Account(s) and the cash, instruments or other property on deposit or held therein.

“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means TD Bank, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Section 11.09 or Section 14.03(g).

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim (provided that the Subject Financing Statement shall not constitute an Adverse Claim).

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party and each of their respective Affiliates.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Collections” means, with respect to any Affiliate Receivable:  (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Affiliate Receivable (including purchase price, service charges, finance charges, interest fees and all other charges), or applied to amounts owed or payable in respect of such Affiliate Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable and available to be applied thereon) and (b) all other proceeds of such Affiliate Receivable.

“Affiliate Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, arising from the sale of goods, provided or to be provided, or provision of services, rendered or to be rendered, (a) by any Affiliate of an Originator (but not by an Originator or Seller) or (b) by an Originator so long as such account receivable or other right to payment does not constitute a Pool Receivable.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

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“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Chemours Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other law of the United States, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism, (ii) the funding or support of terrorism or (iii) money laundering.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.  For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Approved Foreign Countries” means the countries specified in Schedule IV (or any replacement Schedule IV hereto delivered by the Seller to the Administrative Agent and consented to in writing by the Administrative Agent in its sole discretion).

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all reasonable fees, costs, expenses and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent or its Affiliate as its “reference rate” or “prime rate”,

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as applicable.  Such “reference rate” or “prime rate” is set by the Administrative Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)0.50% per annum above the latest Federal Funds Rate.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Breakage Fee” means (i) [reserved] or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield  which would have accrued during such Yield Period  on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller).  A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which:  (a) banks are not authorized or required to close in New York City, New York, Wilmington, Delaware or Toronto, Ontario and (b) if this definition of “Business Day” is utilized in connection with LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to (or at the direction of) the Seller by such Purchaser pursuant to Article II, (ii) paid by such Purchaser to the LC Bank in respect  of a Participation Advance made by such Purchaser to the LC Bank pursuant to Section 3.04(b) and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of reducing or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, minus (b) the Required Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use other

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than operating leases) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding any changes in GAAP after April 3, 2018, any lease of such Person at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on April 3, 2018 (whether such lease is entered into before or after April 3, 2018) shall not constitute a Capital Lease Obligation of such Person under this Agreement or any other Transaction Document as a result of such changes in GAAP.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Change in Control” means the occurrence of any of the following:

(a)the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock in the Parent (determined on a fully diluted basis);

(b)Chemours ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims (other than Permitted Liens); or

(c)Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of Chemours, any Originator, Servicer (except if Chemours has been replaced as Servicer pursuant to Article IX) or Seller.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and

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Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chemours” has the meaning set forth in the preamble to this Agreement.

“Chemours Parties” means Chemours, the Servicer, the Seller, the Parent, each Originator and the Performance Guarantor.

“Chemours Receivable” means any Pool Receivable any Obligor of which is any Chemours Party or any Subsidiary of any Chemours Party (other than any Eligible Chemours Obligor).

“Closing Date” means July 12, 2019.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Collection Accounts” means each of the deposit accounts specified in the Side Letter that are maintained at a Collection Bank in the name of the Seller (or any additional or replacement deposit accounts in the name of the Seller that are identified by the Seller to the Administrative Agent in a replacement schedule to the Side Letter that is consented to in writing by the Administrative Agent in its sole discretion if the conditions set forth in Section 8.03(d) with respect to such deposit account have been met).

“Collection Bank” means any bank at which the Seller maintains one or more Collection Accounts and that is specified in the Side Letter (or any additional or replacement banks identified by the Seller to the Administrative Agent in a replacement schedule to the Side Letter that is consented to in writing by the Administrative Agent in its sole discretion if the conditions set forth in Section 8.03(d) with respect to such bank have been met).

“Collections” means, with respect to any Pool Receivable:  (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest fees and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commingling Report” has the meaning set forth in Section 9.04(d).

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), or LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Investments and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption

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Agreement or such other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or an increase in the Facility Limit pursuant to Section 2.02(h).  If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Commitment Increase Request” means a letter in substantially the form of Exhibit F hereto executed and delivered by the Seller to the Administrative Agent pursuant to Section 2.02(h).

“Commitment Reduction Notice” means a letter in substantially the form of Exhibit D hereto executed and delivered by the Seller to the Administrative Agent pursuant to Section 2.02(e).

“Committed Purchasers” means TD Bank and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means (i) for any Group A Obligor, 20.00%, (ii) for any Group B Obligor, 15.00%, (iii) for any Group C Obligor, 10.00% and (iv) for any Group D Obligor, 6.00%.

“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Concentration Percentage and (ii) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivable Pool at such time of determination.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Goods Excess Concentration Amount” means, at any time, (i) if no Subject Consigned Goods Trigger Event has occurred and is continuing, the amount (if any) by which (a) the aggregate Subject Consigned Goods Balance exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time or (ii) otherwise, the greater of (a) the aggregate Subject Consigned Goods Balance and (b) the Consigned Goods Litigation Demand Amount; provided that the Consigned Goods Excess Concentration Amount shall be zero (0) if there is no effective UCC-1 financing statement filed in the applicable filing office naming the Subject Consigned Goods Provider as secured party and any Chemours Party as debtor or any such effective UCC-1 financing statement has been amended in a manner consented to in writing by the Administrative Agent.

“Consigned Goods Litigation” has the meaning set forth in Section 8.02(e).

“Consigned Goods Litigation Demand Amount” means, at any time, the aggregate amount demanded by the Subject Consigned Goods Provider in any pleading or filing made by or on behalf

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of the Subject Consigned Goods Provider in connection with any Consigned Goods Litigation that is continuing.

“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to Seller pursuant to the Purchase and Sale Agreement.  A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Pool Receivable.

“Contractual Dilution” means any dilution or similar adjustments arising out of chargebacks, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery), promotional programs or similar arrangements which are customary for the Originators and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof.

“Contractual Dilution Accrual” means, at any time of determination, the aggregate amount of Contractual Dilution that is expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables as such expected dilution and similar adjustments are reflected on the books and records of the applicable Originator and Seller and reserved for by such Originators and Seller, as determined by the Servicer in accordance with the customary procedures established by the Servicer.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 3, 2018, among Parent, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Credit Agreement Agent”), as amended, restated, waived, refinanced, or otherwise modified and in effect from time to time.

“Credit Agreement Agent” has the meaning set forth in the definition of “Credit Agreement”.

“Credit Agreement Financial Covenant” means the financial covenant set forth in Section 6.13 of the Credit Agreement as of the Closing Date and, except as expressly provided in Section 10.01(aa), without giving effect to any amendment, restatement, supplement or other modification thereof after the Closing Date or any termination thereof.

“Credit and Collection Policy” means the credit and collection policies of the Parent in effect on the Closing Date delivered to the Administrative Agent on or before the Closing Date, as modified in compliance with this Agreement.

“Cut-Off Date” means the last day of each Settlement Period.

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“Days’ Sales Outstanding” means, with respect to any Settlement Period, the number of days equal to: (a) the average of the aggregate Unpaid Balance of the Pool Receivables on the Cut-Off Date of each of the three most recently ended Settlement Periods, divided by (b) the amount obtained by dividing (i) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the three mostly recently ended Settlement Periods by (ii) 90.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business) to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person, (f) all guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Debt” shall not include (1) post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is no longer contingent, (2) accrued expenses (other than expenses of the type described in clause (d) above) and intercompany liabilities (other than liabilities in respect of borrowed money, advances and similar obligations) arising in the ordinary course of business, (3) prepaid or deferred revenue arising in the ordinary course of business and (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset. The amount of Debt of any Person for purposes of clause (e) above shall (unless such Debt has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Deemed Collections” has the meaning set forth in Section 4.01(d)(ii).

“Defaulting Purchaser” means any Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Investments (or the Capital thereof) or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Purchaser notifies the Administrative Agent in writing that such failure is the result of such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding

9

obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Investments under this Agreement, provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become or its direct or indirect parent company has become the subject of an Event of Bankruptcy.

“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that first became Defaulted Receivables during such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables that were originated by the Originators during the calendar month that is four calendar months before such Settlement Period.

“Defaulted Receivable” means a Pool Receivable:  (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing or (c) which, consistent with the Credit and Collection Policy, should have been written off as uncollectible.

“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that were Delinquent Receivables on the Cut-Off Date for such Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and: (a) as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment; or (b) which, consistent with the Credit and Collection Policy, is or should have been classified as delinquent or past due by the applicable Originator or Servicer.

“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.

“Dilution” means the amount by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled due to returns, rebills, defect, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, deficit, failure to perform on the part of the related Originator or Servicer, adjustment or any other similar reason other than with respect to the credit-worthiness of any related Obligor.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all

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Receivables originated by the Originators during the two most recently ended Settlement Periods and (b) the denominator of which is the Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period.

“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Dilutions (other than Contractual Dilutions and Excluded Credit Rebill Dilution) in respect of Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during the calendar month that is two calendar months prior to such Settlement Period.

“Dilution Reserve Floor Percentage” means, on any day, a percentage determined as follows:

ADR x DHR

where:

ADR	=the average of the Dilution Ratios for the preceding twelve Settlement Periods; and
DHR	=the Dilution Horizon Ratio on such day.

“Dilution Reserve Percentage” means, on any day, a percentage determined as follows:

{(SF x ADR) + DVR} x DHR

where:

SF	=2.25;
ADR	=the average of the Dilution Ratios for the preceding twelve Settlement Periods;
DVR	= the Dilution Volatility Ratio on such day; and
DHR	= the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, on any day, a percentage determined as follows:

(DS-ADR) x (DS/ADR)

where:

DS	=the highest average Dilution Ratio for any three (3) consecutive Settlement Periods observed over the preceding twelve Settlement Periods; and
ADR=the average of the Dilution Ratios for the preceding twelve Settlement Periods.
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“Disqualified Institutions” means (a) certain banks, financial institutions and other institutional lenders or investors or any competitors of the Parent that, in each case, have been specified by name to the Administrative Agent by the Seller in writing prior to the date hereof (collectively, the “Identified Institutions”) and (b) with respect to such Identified Institutions, persons (such persons, “Known Affiliates”) that are Affiliates of such Identified Institutions that are clearly identifiable as Affiliates of such Identified Institutions solely on the basis of the similarity of their respective names, but excluding any Person that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in loans, bonds or similar extensions of credit or securities in the ordinary course; provided, further, that, upon reasonable notice to the Administrative Agent after the date hereof, the Seller shall be permitted to supplement in writing the list of Persons that are Disqualified Institutions with the name of any Person that is or  becomes a competitor of the Parent or a Known Affiliate of one of the competitors of the Parent, which supplement shall be in the form of a list of names provided to the Administrative Agent. It is understood and agreed by the parties hereto that any modification to the list of Disqualified Institutions will not be effective until the date that is three (3) Business Days following the receipt by the Administrative Agent of written notice from the Seller as to such modification.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Dynamic Loss Reserve Percentage” means, on any day, a percentage determined as follows:

SF x LR x LHR

where:

SF	=2.25;
LR	=the highest average Loss Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and
LHR	=Loss Horizon Ratio on such day.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates (other than a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) and (iii) any other financial or other institution, in each case, other than a Defaulting Purchaser or Disqualified Institution; provided that the list of Disqualified Institutions has been provided to the Administrative Agent.

“Eligible Chemours Obligor” has the meaning specified in the Side Letter.

“Eligible Contract” means a Contract governed by the law of (x) the United States of America or of any State or territory thereof or (y) if the related Obligor of which is an Eligible Foreign Obligor, any Eligible Foreign Country or State, territory, province or any other political subdivision thereof, in each case, that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does

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not require any Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable or any proceeds of any of the foregoing, (ii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iii) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions, rewritings and modifications expressly permitted hereunder) and (iv) remains in full force and effect.

“Eligible Foreign Country” means, at any time, any country that satisfies each of the following: (i) is not a Sanctioned Country, (ii) is not the United States of America or any territory thereof, and (iii) is either an OECD Country or an Approved Foreign Country.

“Eligible Foreign Obligor” means an Obligor that is organized in and that has a head office (domicile), registered office and chief executive office that is located in an Eligible Foreign Country.

“Eligible Receivable” means, as of any date of determination, a Receivable:

(a)(i) which represents all or part of the sales price of goods or services, sold by an Originator and billed to the related Obligor in the ordinary course of such Originator’s business and sold or contributed to Seller pursuant to the Purchase and Sale Agreement, (ii) for which all obligations of the Originator in connection with which have been fully performed, (iii) no portion of which is in respect of any amount as to which any related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (iv) for which immediately prior to the sale or contribution thereof pursuant to the Purchase and Sale Agreement, the underlying goods in connection with such Receivable were owned by the Originator and not subject to any Adverse Claim other than any Permitted Lien or other Adverse Claim that has been released, (v) which is not issued under cash-in-advance or cash-on-account terms or (vi) which has payment terms of not more than 120 days from the original billing date; provided that, for the avoidance of doubt, no portion of any Receivable billed to any Obligor for which the related goods or services have not been delivered or performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Pool Balance);

(b)for which the related Originator has recognized all of the related revenue on its financial books and records in accordance with GAAP;

(c)which (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced by “instruments” or “chattel paper” and (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC;

(d)each Obligor of which is a commercial Obligor or a Governmental Authority and is not an Excluded Obligor;

(e)no Obligor of which (i) is a Sanctioned Person, (ii) is a natural Person acting in its individual capacity or (iii) is subject to an Event of Bankruptcy that has occurred and is continuing;

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(f)each Obligor is organized in the United States of America or any State or territory thereof or in an Eligible Foreign Country or State, territory, province or any other political subdivision thereof and has provided the Servicer with a billing address, in each case, located in the United States of America or in an Eligible Foreign Country;

(g)no Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables included in the Receivables Pool that is more than 50% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;

(h)which (i) is not a Defaulted Receivable or a Delinquent Receivable and (ii) has not been cancelled;

(i)with regard to which the warranties of Seller in Section 7.01(j) are true and correct;

(j)the sale, contribution, pledge or servicing of which pursuant to the Purchase and Sale Agreement and this Agreement does not (i) violate, contravene or conflict with any Applicable Law, (ii) violate, contravene or conflict with the related Contract or any other applicable contracts or other restrictions, in each case, unless UCC §§9-406 through 9-409 apply and render such restrictions unenforceable or (iii) require the consent or approval of, or a license or consent from, any related Obligor, any Governmental Authority or any other Person;

(k)which is denominated and pursuant to the applicable Contract payable only in U.S. Dollars in the United States to (i) a Collection Account at a Collection Bank that is subject to an enforceable Account Control Agreement or (ii) so long as the Mail-Box Eligibility Condition is then satisfied, a Mail-Box;

(l)which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, to pay such Receivable enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury laws) (other than potential discharge in a bankruptcy of the related Obligor), (iii) is not subject to any Adverse Claim other than Permitted Liens and (iv) the payments thereon are free and clear of any withholding Taxes;

(m)which together with the Contract and Related Security related thereto, does not (i) require the consent of any related Obligor in order for the related Originator or its assigns to sell, assign, transfer, pledge or hypothecate such Receivable or any Related Security with respect thereto, unless UCC §§9-406 through 9-409 apply and render any such requirement unenforceable or (ii) contravene any Applicable Law applicable thereto (including Applicable Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices

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and privacy) in any respect which could have a material adverse effect on the value, validity, collectability or enforceability of the related Receivable or would or could reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Applicable Law in any material respect;

(n)which together with the Related Security with respect thereto (i) was originated by the applicable Originator in the ordinary course of its business and (ii) satisfies all applicable requirements of the Credit and Collection Policy in all material respects;

(o)which together with the Contract and Related Security related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02;

(p)with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof or of the Related Security with respect thereto under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect, in each case, unless UCC §§9-406 through 9-409 apply and render such requirement unenforceable;

(q)[Reserved];

(r)[Reserved];

(s)which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(t)[Reserved];

(u)which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(v)which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;

(w)which does not arise in connection with the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods, in each case, except where the consignor with respect to such consigned goods both (i) has

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received payment in full for such consigned goods and (ii) does not have any Adverse Claim in such Receivable;

(x)which is neither (i) a Supplier Receivable nor (ii) a Chemours Receivable;

(y)which is not a Royalty Receivable; and

(z)which arises in connection with the sale of chemicals and related products.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code and Section 302 of ERISA, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Erroneous Invoice” means, with respect to any Receivable, any invoice that was delivered with respect thereto that included an error with respect to the related Obligor (including its address), the related goods or similar items.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

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(a)

an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of such Person or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, and, in any such case, (other than with respect to an Obligor) such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(b)

such Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of such Person (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (b) or in clause (a).

“Event of Termination” has the meaning specified in Section 10.01.  For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration Amount” means, at any time, the sum (without duplication) of (a) the sum of the amounts calculated with respect to each Obligor, equal to the amount by which the aggregate Unpaid Balance of such Eligible Receivables owed or payable by such Obligor or an Affiliate of such Obligor, exceeds the applicable Concentration Limit at such time, (b) the Governmental Authority Excess Concentration Amount at such time, (c) the Foreign Obligor Excess Concentration Amount at such time, (d) the Tier 2 Foreign Obligor Excess Concentration Amount at such time, (e) the Extended-Term Excess Concentration Amount at such time and (f) the Consigned Goods Excess Concentration Amount at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Credit Rebill Dilution” means, with respect to any Receivable, any Dilution with respect thereto solely to the extent both (i) such Dilution occurred solely as a result of cancelling an Erroneous Invoice and replacing it with a Rebilled Invoice and (ii) such Erroneous Invoice and the related Rebilled Invoice were issued during the same calendar month.

“Excluded Obligor” has the meaning specified in the Side Letter.

“Excluded Receivable” means each Receivable (without giving effect to the exclusion of “Excluded Receivable” from the definition thereof), that either (i) the obligor of which is an Excluded Obligor or (ii) constitutes a Royalty Receivable.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to any Recipient’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.

“Exiting Group” has the meaning set forth in Section 2.02(g).

“Extended-Term Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, that constitute Extended-Term Receivables, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time.

“Extended-Term Receivable” means any Receivable that has payment terms of more than 90 days from the original billing date.

“Facility Limit” means $125,000,000 as reduced from time to time pursuant to Section 2.02(e) or increased from time to time pursuant to Section 2.02(h).  References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption

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“Federal Funds (Effective).”  If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.”  If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all other Seller Obligations (other than contingent obligations as to which no claims have been brought) shall have been paid in full, (iv) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents (other than contingent obligations as to which no claims have been brought) have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Data” means First Data Corporation, a Delaware corporation.

“Foreign Obligor Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, any Obligor of which is an Eligible Foreign Obligor, exceeds (b) 20.0% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning specified in Section 3.09.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, court, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to

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government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authority Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivable then in the Receivables Pool, any Obligor of which is a Governmental Authority, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time.

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent and (ii) for any other Purchaser that does not have a Related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated), which on the most recent Cut-Off Date had a short-term rating of at least:  (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Administrative Agent for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, which on the most recent Cut-Off Date had a short-term rating of at least:  (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however,

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if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, which on the most recent Cut-Off Date had a short-term rating of at least:  (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor on the most recent Cut-Off Date; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is rated by neither Moody’s nor S&P shall be a Group D Obligor.

“Guaranteed Obligations” has the meaning set forth in Section 15.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document, (b) to the extent not otherwise described in clause (a) above, Other Taxes and (c) Taxes resulting from an Investment not to be treated according to the Intended Tax Treatment.

“Independent Manager” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Manager of the Seller has not been, and during the continuation of his or her service as Independent Manager of the Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller or any other  Chemours Party or any of their respective Subsidiaries (other than his or her service as an Independent Manager of the Seller); (ii) a customer or supplier of the Seller or any other Chemours Party or any of their respective Subsidiaries (other than his or her service as an Independent Manager of the Seller); or (iii) any member of the immediate family of a person described in (i) or (ii); and (B) has (i) prior experience as an Independent Manager for a corporation or limited liability company

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whose organizational or charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Information Package” means a report, in substantially the form of Exhibit G.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Restatement Date, which list is attached as Schedule V hereto.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent pursuant to Section 2.02(a).

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Purchasers), or such other account as may be so designated as such by the Administrative Agent.

“LC Fee Expectation” has the meaning set forth in Section 3.05(c).

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the LC Bank pursuant to Section 3.02(a).

“Letters of Credit” means any stand by letter of credit issued by the LC Bank at the request of the Seller pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“LIBOR Termination Date” has the meaning set forth in Section 5.06(a).

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or

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other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained for any Chemours Party or any Affiliate thereof and linked to a Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

“LMIR” means for any day during any Yield Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.  The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for U.S. Dollars

shown on Bloomberg US0001M Screen

or appropriate successor

LMIR   =

1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  Notwithstanding the foregoing, if LMIR as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the five most recently ended Settlement Periods plus (ii) half of the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the sixth preceding Settlement Period and (b) the denominator of which is the Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period.

“Loss Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Receivables as to which any payment, or part thereof, remains unpaid for more than 120 but less than 151 days from the original due date for such payment as of the Cut-Off Date of the most recently ended Settlement Period, plus (without duplication) (ii) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables

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that were originated by the Originators during the calendar month that is five calendar months before such Settlement Period.

“Loss Reserve Floor Percentage” means the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, however, that (i) if there is not a Group A Obligor in the Top Ten Obligors, clause (d) above shall be calculated based on the smallest Obligor Percentage of the Top Ten Obligors, (ii) if there are not two Group B Obligors in the Top Ten Obligors, clause (c) above shall be calculated based on the largest Obligor Percentage of the Group B Obligor that is in the Top Ten Obligors, if applicable, and the smallest or two smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors, (iii) if there are not three Group C Obligors in the Top Ten Obligors, clause (b) above shall be calculated based on the largest or two largest, as applicable, Obligor Percentage(s) of the Group C Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors and (iv) if there are not five Group D Obligors in the Top Ten Obligors, clause (a) above shall be calculated based on the largest, two largest, three largest or four largest, as applicable, Obligor Percentage(s) of the Group D Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three or four or five smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors.

“Losses” means the Unpaid Balance of any Pool Receivables that either (i) have been, or should have been, written-off as uncollectible by Servicer in accordance with the Credit and Collection Policy or (ii) are owed by an Obligor of which is subject to an Event of Bankruptcy that has occurred and is continuing.

“Mail-Box” means each post office box of the Servicer or any Originator which is listed on Schedule II (or any replacement Schedule II hereto delivered by the Seller to the Administrative Agent).

“Mail-Box Eligibility Condition” means, as of any date of determination, the satisfaction of the following condition at such time: substantially all payments and other Collections on the Pool Receivables that are received in any Mail-Box are promptly (but in any event within two (2) Business Days after receipt) remitted directly into a Collection Account.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups).

“Material Action” is defined in the Seller’s limited liability company agreement.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)(i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a

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party or (ii) if a particular Person is not specified, the ability of any Chemours Party to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(b)(i) the validity or enforceability against any Chemours Party of any Transaction Document to which it is a party or (ii) the value, validity, enforceability or collectibility of the Pool Receivables, the Related Security with respect thereto or, in each case, any material portion thereof, including if such event or circumstance would materially increase the days to pay or materially increase the amount of Dilution with respect to the Pool Receivables or any material portion thereof;

(c)the existence, perfection, priority, enforceability or other rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Sold Assets or Seller Collateral; or

(d)(i) if a particular Person is specified, the business, assets, liabilities, property, operations or financial condition of such Person or (ii) if a particular Person is not specified, the business, assets, liabilities, properties, operations or financial condition of any Chemours Party.

“Material Debt” means Debt (other than the Investments, the Letters of Credit and the Performance Guaranty), or obligations in respect of one or more hedging agreements, of any one or more of the any Chemours Party in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Chemours Party in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Chemours Party would be required to pay if such hedging agreement were terminated at such time.

“Monthly Settlement Date” means the 20th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that the initial Monthly Settlement Date was July 22, 2019.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is or, within the five preceding calendar years, was subject to ERISA and in respect of which the Parent or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Pool Balance” means, at any time, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus (ii) the Excess Concentration Amount at such time, minus (iii) the Contractual Dilution Accrual at such time.

“Non-Consenting Purchaser” means any Purchaser that does not, or its related Group Agent does not, approve any consent, waiver or amendment that (a) requires the approval of all or all

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affected Purchasers, or their related Group Agents, in accordance with the terms of Section 14.01 and (b) has been approved by the Majority Group Agents.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Notice Date” has the meaning set forth in Section 3.02(b).

“Obligor” means any Person obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Unpaid Balance of the Eligible Receivables then in the Receivables Pool of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration Amount with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time.

“OECD Country” means any country that has signed the Convention on the Organisation for Economic Co-operation and Development.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Order” has the meaning set forth in Section 3.10.

“Original RPA” has the meaning set forth in the preliminary statements to this Agreement.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms of the Purchase and Sale Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means The Chemours Company, a Delaware corporation.

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“Parent Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole (excluding any matters specified in Schedule 1.02 or disclosed in the most recent annual report on Form 10-K or any quarterly or periodic report of the Parent, in each case filed with the SEC at least five Business Days prior to the Closing Date), (b) the ability of the Parent to perform any of its payment obligations under the Performance Guaranty or (c) the rights of or remedies available to the Administrative Agent or the Purchasers under the Performance Guaranty.

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“Participation Advance” has the meaning set forth in Section 3.04(b).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time, plus (y) such Purchaser’s Pro Rata LC Share of the LC Participation Amount at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) Aggregate Capital at such time, plus (y) the LC Participation Amount at such time.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Restatement Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means (a) Liens created pursuant to the Transaction Documents, (b) inchoate Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith and by appropriate proceedings in compliance with the Transaction Documents and for which adequate reserves have been established in accordance with GAAP, but only so long as foreclosure with respect to such Lien has not commenced and the use and value of the property to which the Liens attach are not impaired during the pendency of such proceedings, (c) Liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like Liens arising in the ordinary course of business securing obligations that are not due and payable and (d) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in a Collection Account to the extent such liens, rights of setoff and other similar liens are not terminated pursuant to an Account Control Agreement.

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“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Receivable” means a Receivable in the Receivables Pool.  For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Pro Rata LC Share” shall mean, as to any Purchaser, a fraction, the numerator of which equals the Commitment of such Purchaser at such time and the denominator of which equals the aggregate of the Commitments of all Purchasers at such time. For purposes of this definition, no Commitment shall be deemed to have been reduced or terminated solely due to the occurrence of the Termination Date.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the LC Bank, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Qualifying Commingling Report” has the meaning set forth in Section 9.04(d).

“Rebilled Invoice” means, with respect to any Receivable, any invoice that was issued in replacement of a prior Erroneous Invoice.

“Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, arising from the sale of goods, provided or to be provided, or provision of services, rendered or to be rendered, by any Originator pursuant to a Contract, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person

28

with respect thereto; provided, however, that the term “Receivable” shall not include any Excluded Receivable.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Recipient” means (a) the Administrative Agent, (b) any Purchaser, (c) the LC Bank or (d) any Group Agent, as applicable.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Chemours Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing.

“Reduction” has the meaning set forth in Section 4.01(d)(i).

“Reduction Notice” means a letter in substantially the form of Exhibit B hereto executed and delivered by the Seller to the Administrative Agent pursuant to Section 2.02(d).

“Register” has the meaning set forth in Section 14.03(c).

“Reimbursement Obligation” has the meaning of set forth in Section 3.04(a).

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assignment and Acceptance Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related Security” means, with respect to any Receivable:

(a)all of the Seller’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)all instruments and chattel paper that may evidence such Receivable;

(c)all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract

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related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)all of the Seller’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;

(e)all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter of credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f)all books and records of the Seller and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing;

(g)all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents as it relates to such Receivable; and

(h)all Collections of such Receivable and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Reliant Trust” means Reliant Trust.

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Reserve Percentage” means, on any day, the sum of (a) the Yield Reserve Percentage, plus (b) the greater of (i) the sum of (A) the Dynamic Loss Reserve Percentage, plus (B) the Dilution Reserve Percentage and (ii) the sum of (A) the Loss Reserve Floor Percentage, plus (B) the Dilution Reserve Floor Percentage.

“Required Reserves” means, on any day, an amount determined as follows:

RRP x NPB

where:

RRP	=the Required Reserve Percentage on such day; and
NPB	=the Net Pool Balance on such day.

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Chemours Party or any employee of any Chemours Party responsible for the administration of the obligations of any Chemours Party under this Agreement or any other Transaction Document.

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“Restatement Date” means March 9, 2020.

“Royalty Receivables” means any right to payment of a monetary obligation owed to any Originator that satisfies each of the following:  (i) it is in respect of licensing the right to a third party to modify or adapt a work or portion thereof, or to incorporate portions of a work in another work, for resale or relicensing to the third party’s customers, (ii) it is designated with the Royalty Receivables Account Code in such Originator’s general ledger accounting system and (iii) the obligor thereof has not been instructed by any Chemours Party or any Subsidiary thereof to remit payment with respect thereto to any Collection Account.

“Royalty Receivables Account Code” has the meaning specified in the Side Letter (including any replacement schedule thereto delivered by the Seller to the Administrative Agent).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, as of the Closing Date, Cuba, Crimea (Ukraine), Iran, Sudan, Syria and North Korea.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time and any other Person listed in any Sanctions-related list of the United Nations Security Council, the European Union or any EU member state; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is organized under the laws of or resident in a Sanctioned Country; or (d) (i) an agency of the government of a Sanctioned Country or (ii) an organization controlled by a Sanctioned Country.

“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, or (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means March 5, 2021, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agencies.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

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“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 15.09.

“Seller Event of Bankruptcy” means an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Seller or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or for a substantial part of its assets.

“Seller Guaranty” has the meaning set forth in Section 15.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligation Final Due Date” means the date that (i) is thirty (30) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicer Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole (excluding any matters specified in Schedule 1.02 or disclosed in the most recent annual report on Form 10-K or any quarterly or periodic report of the Parent, in each case filed with the

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SEC at least five Business Days prior to the Closing Date), (b) the ability of the Servicer to perform any of its obligations under this Agreement or any other Transaction Document to which it is a party or (c) the rights of or remedies available to the Administrative Agent or the Purchasers under this Agreement or any other Transaction Document to which the Servicer is a party.

“Servicer’s Account” has the meaning specified in the Side Letter (including any replacement schedule thereto delivered by the Seller to the Administrative Agent).

“Servicing Fee” means the fee referred to in Section 9.07(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.07(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Item” means (i) each check or other payment order drawn on or payable against any Linked Account, which the applicable depository bank takes for deposit or value, cashes or exchanges for a cashier’s check or official check in the ordinary course of business, and which is presented for settlement against a Collection Account, (ii) each check or other payment order drawn on or payable against a Collection Account, which the applicable depository bank takes for deposit or value, assures payment pursuant to a banker’s acceptance, cashes or exchanges for a cashier’s check or official check in the ordinary course of business, (iii) each ACH credit entry initiated by such depository bank, as originating depository financial institution, on behalf of Seller, as originator and (iv) any other payment order drawn on or payable against a Collection Account.

“Settlement Item Amounts” means the face amount of each Settlement Item.

“Settlement Period” means:

(a)	the period from the Closing Date to the end of July 2019; and
(b)	thereafter, each subsequent calendar month;

provided, that the last Settlement Period shall end on the Final Payout Date.

“Side Letter” means that certain second amended and restated letter agreement, dated as of the Restatement Date, among the Seller, the Servicer and the Administrative Agent.

“Sold Assets” has the meaning set forth in Section 2.01(b).

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“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Weekly Sold Receivables Reports delivered hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b).

“Sold Receivables Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) an amount equal to the aggregate Unpaid Balance of all Sold Receivables at such time.

“Sold Receivables Threshold” means $500,000.

“Solvent” means, with respect to any Person and as of any particular date, (i) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are currently conducted and are proposed to be conducted.

“Subject Consigned Goods Balance” means, as of any date of determination, the aggregate outstanding amount owing by the Chemours Parties to the Subject Consigned Goods Provider at such time with respect to a transaction involving the purchase or other acquisition of goods by the Chemours Parties from the Subject Consigned Goods Provider.

“Subject Consigned Goods Acquisition Amount” means, as of any date of determination, an amount equal to the aggregate purchase price of all goods purchased or otherwise acquired by the Chemours Parties from the Subject Consigned Goods Provider during the four most recently ended Settlement Periods; provided that for purposes of this calculation, the aggregate purchase price of all such goods during the earliest Settlement Period of any such period of four Settlement Periods shall be divided in half.

“Subject Consigned Goods Provider” has the meaning specified in the Side Letter.

“Subject Consigned Goods Trigger Event” means, as of any date of determination, the occurrence of any of the following events: (a) the Subject Consigned Goods Balance exceeds the Subject Consigned Goods Acquisition Amount or (b) any Consigned Goods Litigation has occurred and is continuing; provided that a Subject Consigned Goods Trigger Event will not exist if there is no effective UCC-1 financing statement filed in the applicable filing office naming the Subject Consigned Goods Provider as secured party and any Chemours Party as debtor or any such effective UCC-1 financing statement has been amended in a manner consented to in writing by the Administrative Agent.

“Subject Financing Statement” means the UCC-1 financing statement of the Subject Consigned Goods Provider disclosed to the Administrative Agent prior to the date hereof.

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“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplier Receivable” means any Pool Receivable owed by any Obligor that both (i) is a material supplier (or an Affiliate thereof) to any Chemours Party or any of its Subsidiaries and (ii) for which any Chemours Party or any of its Subsidiaries has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with such Obligor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“TD Bank” has the meaning set forth in the preamble to this Agreement.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Tier 1 Foreign Countries” means the countries designed as “Tier 1” in Schedule IV.

“Tier 1 Eligible Foreign Obligor” means an Obligor that is organized in and that has a head office (domicile), registered office and chief executive office that is located in a Tier 1 Foreign Country.

“Tier 2 Foreign Countries” means the countries designed as “Tier 2” in Schedule IV.

“Tier 2 Eligible Foreign Obligor” means an Obligor that is organized in and that has a head office (domicile), registered office and chief executive office that is located in a Tier 2 Foreign Country.

“Tier 2 Foreign Obligor Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables

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Pool, any Obligor of which is a Tier 2 Eligible Foreign Obligor, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time.

“Top Ten Obligor” means, at any time of determination, the Obligors that have the ten largest Obligor Percentages at such time.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, the Performance Guaranty, the Side Letter and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Dollars” means dollars in lawful money of the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.

“Weekly Sold Receivables Report” means a report, in substantially the form of Exhibit J hereto.

“Weekly Reporting Date” means the third Business Day of each calendar week.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Seller and the Administrative Agent.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued

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on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of the applicable Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each Settlement Period.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), subject to Section 5.04 and 5.06, LMIR;

provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) LMIR in effect on such day, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means on any day an amount determined as follows:

SF x DSO x (BR + SFR)

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where:

SF	=1.5;
BR	=the Base Rate on such day;
SFR	=the Servicing Fee Rate; and
DSO	=the Days’ Sales Outstanding for the most recently ended Settlement Period.

SECTION 1.02.  Other Interpretative Matters.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement.  For purposes of this Agreement, the other Transaction Documents and all certificates and other documents delivered pursuant hereto or thereto, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other

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document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; and (m) the term “or” is not exclusive.

SECTION 1.03.  Amendment and Restatement; No Novation.  Effective as of the Restatement Date, the Original RPA is amended and restated as set forth in this Agreement.  It is the intent of the parties hereto that this Agreement (i) shall re-evidence the Seller Obligations under the Original RPA, (ii) is entered into in substitution for, and not in payment of, the Seller Obligations under the Original RPA and (iii) does not constitute a novation of any of the Seller Obligations which was evidenced by the Original RPA or any of the other Transaction Documents.  For the avoidance of doubt, (w) the parties hereto acknowledge the Investments and payments of Capital made by the Purchasers to the Seller from time to time prior to the Restatement Date under (and as defined in) the Original RPA, and any such Capital outstanding under the Original RPA as of the Restatement Date shall constitute Capital outstanding under this Agreement for all purposes, (x) the parties hereto acknowledge any Letters of Credit outstanding under the Original RPA as of the Restatement Date shall constitute Letters of Credit outstanding under this Agreement for all purposes, (y) any accrued and unpaid Yield and Fees outstanding under the Original Agreement on the Restatement Date shall constitute accrued and unpaid Yield and Fees outstanding under this Agreement, and (z) the parties hereto acknowledge the sales, assignments and transfers by the Seller to the Administrative Agent (for the benefit of the Purchasers) of Receivables and other Sold Assets from time to time prior to the Restatement Date under the Original RPA, and such sales are hereby ratified and confirmed.

SECTION 1.04.  Sale and Purchase of Unsold Receivables.  On the Restatement Date, concurrently with the effectiveness of this Agreement on a one-time basis, the Administrative Agent and the Purchasers hereby sell, transfer and assign to the Seller, and the Seller hereby purchases and assumes, all their respective right, title and interest in, to and under the Unsold Receivables in existence on the Restatement Date, together with all Related Security with respect thereto.  In consideration for such sale, transfer and assignment, any and all obligations (including any payment obligations) of the Administrative Agent and any Purchaser, and any rights of the

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Seller, in respect of any Deferred Purchase Price under (and as defined in) the Original RPA are hereby irrevocably terminated and extinguished, and such Deferred Purchase Price shall be deemed to have been paid in full for all purposes.  For the avoidance of doubt, the foregoing shall not derogate from the Seller’s grant of a security interest in the foregoing Unsold Receivables and Related Security pursuant to Section 15.09 hereof.  The sale, transfer and assignment pursuant to this Section shall be not be construed to limit, or otherwise derogate from, any of the Administrative Agent’s or the Purchasers’ rights and interests (including any security interests), or any obligations or liabilities of the Seller or the Servicer (or any of their Affiliates), in either case, in, in respect of or with respect to the Unsold Receivables or Related Security under this Agreement and the other Transaction Documents.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01.  Purchase Facility.

(a)Investments.  Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the Seller, in either case, from time to time during the period from the Restatement Date to the Termination Date.  Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes.  Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, plus (C) such Purchaser’s Pro Rata LC Share of the LC Participation Amount, would exceed the Group Commitment of such Purchaser’s Group;

(iii)if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv)the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Capital Coverage Amount at such time.

(b)Sale of Receivables and Other Sold Assets.  In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Restatement Date, on the date of each Investment and on each other date occurring

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on or prior to the Termination Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing.  Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)Intended Characterization as a Purchase and Sale.  It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14).  For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)Obligations Not Assumed.  Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e)Selection, Designation and Reporting of Sold Receivables.  The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall ensure that each Sold Receivable is an Eligible Receivable on the date when first included as a Sold Receivable, (ii) the Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) the Seller shall not permit the aggregate Unpaid Balance of Sold Receivables to exceed the Aggregate Capital at any time.  The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables.  The Seller and Servicer shall cause all Sold Receivables to be identified on each Weekly Sold Receivables Report delivered hereunder.  In the event that any Weekly Sold Receivables Report identifies any Sold Receivables Deficit in excess of the Sold Receivables Threshold, the Seller shall promptly, but in any event within two (2) Business Days following the related Weekly Reporting Date, (i) designate additional Pool Receivables as Sold Receivables and/or (ii) reduce the outstanding Capital of the Purchasers in accordance with Section 2.02(d), in each case, in an amount necessary to eliminate the related Sold Receivables Deficit.

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SECTION 2.02.  Making Investments; Return of Capital.

(a)Each Investment hereunder shall be made on at least two (2) Business Days’ prior written request from the Seller to the Administrative Agent in the form of an Investment Request attached hereto as Exhibit A.  Each such request for an Investment shall be made no later than 2:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which amount shall (x) not be less than $1,000,000 and shall be an integral multiple of $100,000 and (y) not cause the aggregate Unpaid Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to exceed the Aggregate Capital), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed and (iv) the date such requested Investment is to be made (which shall be a Business Day).

(b)On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of Capital requested, at the account set forth in the related Investment Request.

(c)Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d)The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date.  Prior thereto, the Seller shall (i) on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) and (ii) no later than two (2) Business Days following each Weekly Reporting Date, if any Sold Receivables Deficit exceeds the Sold Receivables Threshold, reduce the outstanding Capital of the Purchasers to the extent required to cure any Sold Receivables Deficit after giving effect to the designation of any Pool Receivables as Sold Receivables in accordance with Section 2.01(e), in each case, by paying the amount of such reduction to the Purchasers in accordance with Section 4.02.  Notwithstanding the foregoing, the Seller, in its discretion, and without the payment of any penalty or premium, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, of the outstanding Capital of the Purchasers on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit or Sold Receivables Deficit existing at such time to zero, and (ii) any accrued Yield and Fees and any associated Breakage Fees in respect of the portion(s) of Capital

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so reduced shall be paid on the immediately following Settlement Date (to the extent such prepayment date is not a Settlement Date).

(e)The Seller may terminate the Facility Limit in whole or ratably reduce the Facility Limit in part, at any time upon at least ten (10) Business Days’ (in the case of a termination or reduction to zero) or two Business Days’ (in the case of any partial reduction in the Facility Limit), in each case, prior written notice to the Administrative Agent.  Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $75,000,000.  In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced.  Each such notice shall be in the form of a Commitment Reduction Notice attached hereto as Exhibit D and no more than one Commitment Reduction Notice may be delivered during any calendar quarter.

(f)In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group (after giving effect to such reduction) and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees.  Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

(g)Provided that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Seller may from time to time advise the Administrative Agent and the LC Bank in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than sixty (60) days prior to, and not less than thirty (30) days prior to, the then current Scheduled Termination Date.  The Administrative Agent, the LC Bank and each Committed Purchaser (or its Group Agent on its behalf) shall notify the Seller and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent, the LC Bank and the Committed Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than fifteen (15) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent, the LC Bank or any Committed Purchaser fails to so notify the Seller and the Administrative Agent, the Administrative Agent, the LC Bank or such Committed Purchaser, as the case may be, shall be deemed to have declined such extension.  In the event that the Administrative Agent, the LC Bank and one or more Committed Purchasers have so notified the Seller and the Administrative Agent in writing that they are agreeable to such extension, the Seller, the Servicer, the Administrative Agent, the applicable Group Agents, the LC Bank and the applicable Committed Purchasers shall enter into such documents as the Administrative Agent, the applicable Group Agents, the LC Bank and the applicable Committed Purchasers may deem necessary or appropriate to effect such extension, and

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all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection therewith (including Attorney Costs) shall be paid by the Seller.  In the event any Committed Purchaser declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Purchaser’s Group shall be an “Exiting Group” for all purposes of this Agreement.

(h)Commitment Increase Request.  Provided that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, upon notice to the Administrative Agent, the Seller may from time to time request an increase in the Commitment with respect to one or more Committed Purchasers, at any time following the Restatement Date and prior to the Termination Date, such aggregate increase in such Committed Purchasers’ Commitments to be an amount (for all such requests or additions) not exceeding $75,000,000; provided, that each request for an increase shall be in a minimum amount of $10,000,000.  Each such request shall be in the form of a Commitment Increase Request attached hereto as Exhibit F.  At the time of sending a Commitment Increase Request, the Seller (in consultation with the Administrative Agent) shall specify the time period within which such Committed Purchasers and the Administrative Agent are requested to respond to the Seller’s request (which shall in no event be less than ten (10) Business Days (or such shorter period consented to in writing by the Administrative Agent) from the date of delivery of such Commitment Increase Request to the Administrative Agent).  In respect of any Committed Purchaser, each of such Committed Purchaser being asked to increase its Commitment and the Administrative Agent shall notify the Seller and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Committed Purchaser’s Commitment.  Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Purchaser’s Commitment.  For the avoidance of doubt, only the consent of the Committed Purchaser then being asked to increase its Commitment and the Administrative Agent shall be required in order to approve any such request.  If any Committed Purchaser consents to the increase in its Commitment in accordance with this clause (h), such Committed Purchaser shall effectuate such increase by executing and returning such Commitment Increase Request to the Administrative Agent and upon countersignature thereof by the Administrative Agent, such Committed Purchaser’s Commitment hereunder shall be automatically increased on the applicable date set forth in such Commitment Increase Request.  In connection with any increase in the Commitment of any Committed Purchaser, the Facility Limit shall be ratably increased.  Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Commitments of the Committed Purchasers are not ratably increased in accordance with this clause (h), each Investment and return of Capital thereafter shall be on a non-ratable basis until such time as the aggregate outstanding Capital of the Purchasers in each Group is distributed ratable in accordance with the Commitment of the Committed Purchasers in such Group.

(i)No Right to Repurchase.  The Seller hereby acknowledges and agrees that under no circumstance shall the Seller have any right to repurchase all or any portion of the Sold Assets from the Administrative Agent or any Purchaser.

SECTION 2.03.  Yield and Fees.

(a)On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to the Administrative Agent (for the account

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of the applicable Purchaser Party), certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).  Undrawn Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser as provided in Section 2.05.

(b)Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital.  The Seller shall pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

(c)For the avoidance of doubt, the Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent upon the receipt or availability of Collections.

SECTION 2.04.  Records of Investments and Participation Advances.  Each Group Agent shall record in its records, the date and amount of each Investment and Participation Advance made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof.  Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error.  The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05.  Defaulting Purchasers.  Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:

(a)Unused Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

(b)The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)In the event that the Administrative Agent and the Seller each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par a portion of the Capital of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold Capital in accordance with its Percentage; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on

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behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

(d)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to Section 14.16 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Purchaser to the LC Bank hereunder; third, to cash collateralize the LC Bank’s fronting exposure with respect to such Defaulting Purchaser; fourth, as the Seller may request, to the funding of any Investment in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Seller, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments under this Agreement and (y) cash collateralize the LC Banks’ future fronting exposure with respect to such Defaulting Purchaser with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Purchasers or the LC Bank as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser or the LC Bank against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser's breach of its obligations under this Agreement; and eighth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction.

(e)All or any part of such Defaulting Purchaser’s participation in Letters of Credit shall be reallocated among the non-Defaulting Purchasers in accordance with their respective Percentages (calculated without regard to such Defaulting Purchaser’s Commitment) but only to the extent that such reallocation does not cause the aggregate outstanding Investments to exceed such non-Defaulting Purchaser’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Purchaser arising from that Purchaser having become a Defaulting Purchaser, including any claim of a non-Defaulting Purchaser as a result of such non-Defaulting Purchaser’s increased exposure following such reallocation.

SECTION 2.06.  Mitigation Obligations; Replacement of Purchasers.

(a)Designation of a Different Lending Office.  If any Purchaser requests compensation under Section 5.01, or requires the Seller to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 5.03, then such Purchaser shall (at the request of the Seller) use reasonable efforts to designate a different lending office for funding or booking its Investments or participations in Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation

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or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as applicable, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser.  The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(b)Replacement of Purchaser.  If any Purchaser requests compensation under Section 5.01, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 5.03 and, in each case, such Purchaser has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, then the Seller may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.01), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided that:

(i)such Purchaser shall have received payment of an amount equal to the outstanding principal of its Investments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Seller (in the case of all other amounts);

(ii)in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)such assignment does not conflict with Applicable Law;

(iv)in the case of any assignment resulting from a Purchaser becoming a Non-Consenting Purchaser, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

(v)the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Transaction Document; and

(vi)the Seller shall be permitted to replace any Purchaser which is the LC Bank or an Affiliate thereof only, if, in either case, the LC Bank is also replaced contemporaneously, pursuant to documents reasonably satisfactory to LC Bank and both (x) the LC Bank has received payment of an amount equal to all amounts then due and

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payable to the LC Bank hereunder and under each of the other Transaction Document and (y) no Letters of Credit issued hereunder by the LC Bank remain outstanding and undrawn.

A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

ARTICLE III

Letter of credit facility

SECTION 3.01.  Letters of Credit.

(a)Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Seller (and, if applicable, on behalf of, or for the account of, an Originator in favor of such beneficiaries as such Originator may elect with the consent of the Seller); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto:

(i)the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Capital Coverage Amount at such time; or

(iii)the LC Participation Amount would exceed the aggregate of the Commitments of the Purchasers at such time.

(b)Yield shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

SECTION 3.02.  Issuance of Letters of Credit; Participations.

(a)The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m. (New York City time), to issue a Letter of Credit by delivering to the Administrative Agent and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit E attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request.  The Seller will not cause the aggregate Unpaid Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Letter of Credit issuance) to exceed the Aggregate Capital.

(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance

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with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Scheduled Termination Date.  The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Termination Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Sections 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Seller to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any Purchaser, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended).  Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each Purchaser, and each Purchaser shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Purchaser’s Pro Rata LC Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata LC Shares of the Purchasers pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Pro Rata LC Shares of the assignor and assignee Purchaser or of all Purchasers with Commitments, as the case may be.  In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each Purchaser shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).

SECTION 3.03.  Requirements For Issuance of Letters of Credit.  The Seller shall authorize and direct the LC Bank to name the Seller or an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

SECTION 3.04.  Disbursements, Reimbursement.

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(a)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Seller of such request.  The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 2:00 p.m. (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank.  Such Reimbursement Obligation shall be satisfied by the Seller (i) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (ii) second, by the remittance by or on behalf of the Seller to the LC Bank of any other funds of the Seller then available for disbursement.  In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 2:00 p.m. (New York City time) on the next Business Day following the Drawing Date (including, if applicable, because the conditions precedent to an Investment requested by the Seller pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Purchaser thereof.  Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)Each Purchaser shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata LC Share of the amount of the drawing (a “Participation Advance”), whereupon the Purchasers shall each be deemed to have made an Investment to the Seller in that amount.  If any Purchaser so notified fails to make available to the LC Bank the amount of such Purchaser’s Pro Rata LC Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Purchaser’s obligation to make such payment, from the Drawing Date to the date on which such Purchaser makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date.  The LC Bank will promptly give notice to each Purchaser of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Purchaser to effect such payment on such date shall not relieve such Purchaser from its obligation under this clause (b).  Each Purchaser’s obligation to make Participation Advances shall continue until the last to occur of any of the following events:  (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Purchaser Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

SECTION 3.05.  Repayment of Participation Advances.

(a)Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Purchaser has made a Participation Advance to the LC Bank or (ii) in payment of Yield on the Investments made or deemed to have been made in connection with any such draw, the LC Bank will pay to each Purchaser, ratably (based on the outstanding drawn amounts funded by each such Purchaser in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC

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Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Purchaser.

(b)If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Purchaser shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata LC Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such Purchaser through, but not including, the date the payment is returned by such Purchaser.

(c)If any Letters of Credit are outstanding and undrawn on the Termination Date, the LC Collateral Account shall be funded from Collections (or, in the Seller’s sole discretion, by other funds available to the Seller) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

SECTION 3.06.  Documentation; Documentary and Processing Charges.  The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.  In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect.  Such customary fees shall be due and payable within three Business Days of demand and shall be nonrefundable.

SECTION 3.07.  Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

SECTION 3.08.  Nature of Participation and Reimbursement Obligations.  Each Purchaser’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and  under all circumstances, including the following circumstances:

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(i)any set-off, counterclaim, recoupment, defense or other right which such Purchaser may have against the LC Bank, the other Purchaser Parties, the Seller, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(ii)the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii)any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Seller, the Performance Guarantor, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Purchaser Party or any other Person for any reason whatsoever;

(iv)any claim of breach of warranty that might be made by the Seller, an Originator or any Affiliate thereof, the LC Bank, or any Purchaser against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the Servicer, the LC Bank or any Purchaser may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Purchaser Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi)payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller;

(ix)any Material Adverse Effect;

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(x)any breach of this Agreement or any other Transaction Document by any party thereto;

(xi)the occurrence or continuance of an Event of Bankruptcy with respect to the Seller, the Performance Guarantor, any Originator or any Affiliate thereof;

(xii)the fact that an Event of Termination or an Unmatured Event of Termination shall have occurred and be continuing;

(xiii)the fact that this Agreement or the obligations of the Seller or the Servicer hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.09.  Indemnity.  In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Purchaser, each other Purchaser Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any Purchaser, any other Purchaser Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction, (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”) or (c) any such amounts that are expressly excluded from amounts payable under Section 5.03 or 13.01.

SECTION 3.10.  Liability for Acts and Omissions.  As between the Seller, on the one hand, and the Administrative Agent, the LC Bank, the Purchasers, and the other Purchaser Parties, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the Purchasers, or any other Purchaser Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any Purchaser or any other Purchaser Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions,

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interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the Purchasers, and the other Purchaser Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder.  In no event shall the Administrative Agent, the LC Bank, the Purchasers, or the other Purchaser Parties or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the Purchasers, and the other Purchaser Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Purchasers, or the other Purchaser Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any Purchaser Party or any other Person.

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ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01.  Settlement Procedures.

(a)The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, solely if an Event of Termination or a Seller Event of Bankruptcy has occurred and is continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Mail-Box or a Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, (A) the Servicer may release to the Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement and (B) the Servicer may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Unpaid Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”).  On each Settlement Date, the Servicer (or, following its assumption of control of any Collection Account, the Administrative Agent) shall, distribute Collections on all Pool Receivables in the following order of priority:

(i)first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii)second, to the Administrative Agent for distribution to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)prior to the occurrence of the Termination Date and so long as no Seller Event of Bankruptcy has occurred and is continuing, to the

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extent that a Capital Coverage Deficit exists on such date: (I) first, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0) and (II) second, to the Administrative Agent for deposit into the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Capital Coverage Deficit to zero ($0);

(y)on and after either (i) the occurrence of the Termination Date or (ii) the occurrence of a Seller Event of Bankruptcy that is continuing: (I) first, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time and (II) second, to the Administrative Agent for deposit into the LC Collateral Account (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time; or

(z)prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Purchaser as a return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv)fourth, if a Subject Consigned Goods Trigger Event has occurred and is continuing, to the Administrative Agent for deposit into a separate account designated by the Administrative Agent, an amount equal to the Consigned Goods Excess Concentration Amount at such time (which amounts may be held in such account and applied in satisfaction of any amounts owing by the Seller under this Agreement or any other Transaction Document and, if such Subject Consigned Goods Trigger Event is no longer continuing, such amounts shall be released and be distributed pursuant to Section 4.01(a));

(v)fifth,  to the Administrative Agent for distribution to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to such Purchaser Parties;

(vi)sixth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties; and

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(vii)seventh, the balance, if any, to be paid to, or at the direction of, the Seller for its own account.

Amounts payable pursuant to clauses first through sixth above, including in respect of the Guaranteed Obligations, shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral.  The Seller’s right to receive payments (if any) from time to time pursuant to clause seventh above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.

(b)Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent.  All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), the LC Bank and the LC Bank hereunder shall be paid or distributed to the Administrative Agent for distribution to the applicable Purchaser Parties.  Each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.  Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, the LC Bank, LC Participants, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, the LC Bank, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c)If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d)For the purposes of this Section 4.01:

(i)if on any day the Unpaid Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Servicer, any other Chemours Party or any Subsidiary of any Chemours Party, or any setoff, counterclaim or dispute between the Seller or any Chemours Party or Subsidiary thereof, and an Obligor (any such reduction or

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adjustment, a “Reduction”), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Reduction and, to the extent that the effect of such Reduction is to cause a Capital Coverage Deficit or if such Reduction occurs on or after the Termination Date, shall within three (3) Business Days pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such Reduction occurs prior to the Termination Date, the lesser of (A) the sum of all deemed Collections with respect to such Reduction and (B) an amount necessary to eliminate such Capital Coverage Deficit and (y) if such Reduction occurs on or after the Termination Date, the sum of all deemed Collections with respect to such Reduction;

(ii)if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and, to the extent that the effect of such breach is to cause a Capital Coverage Deficit or if such breach occurs on or after the Termination Date, shall within three (3) Business Days pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date, the lesser of (A) the sum of all deemed Collections with respect to such breach and (B) an amount necessary to eliminate such Capital Coverage Deficit and (y) if such breach occurs on or after the Termination Date, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 4.01(d)(i) and 4.01(d)(ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to the Pool Receivables of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, unless such Obligor designates in writing its payment for application to specific Pool Receivables; and

(iv)if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02.  Payments and Computations, Etc.

(a)All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account so designated by the Administrative Agent.  Unless the Administrative Agent shall

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have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due.  In such event, if the Seller has not in fact made such payment, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount (other than any Yield on any Capital) not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

SECTION 5.01.  Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser or the LC Bank;

(ii)subject any Purchaser or the LC Bank to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Purchaser or the LC Bank or any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Capital or any Letter of Credit or

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participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital or issue or participate in Letters of Credit;

and the result of any of the foregoing shall be to increase the cost to such Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation make any Investment or to fund or maintain any Capital (or any portion thereof) or issuing or participating in, any  Letter of Credit, or to reduce the amount of any sum received or receivable by such Person hereunder, then, upon request of such Person (or its Group Agent), the Seller shall pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)Capital and Liquidity Requirements.  If any Purchaser or the LC Bank determines that any Change in Law affecting such Person or any lending office of such Person or such Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Person or such Person’s holding company, if any, (y) reducing the rate of return on such Person’s capital or on the capital of such Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Person or Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Person hereunder or under any other Transaction Document, (C) the Investments, Letters of Credit or participations in Letters of Credit, made or issued by such Person, or (D) any Capital (or portion thereof), to a level below that which such Person or such Person’s holding company could have achieved but for such Change in Law (taking into consideration such Person’s policies and the policies of such Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Person (or its Group Agent), the Seller will pay to such Person such additional amount or amounts as will compensate such Person or such Person’s holding company for any such increase, reduction or charge.

(c)Certificates for Reimbursement.  A certificate of a Purchaser (or its Group Agent on its behalf) or the LC Bank setting forth the amount or amounts necessary to compensate such Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error.  The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Person the amount shown as due on any such certificate on the later of (x) the first Settlement Date occurring after the Seller’s receipt of such certificate and (y) ten (10) Business Days after the receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Purchaser or the LC Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Seller shall not be required to compensate such Person pursuant to this Section for any increase, reduction or charge more than nine months prior to the date that such Person notifies the Seller of the Change in Law giving rise to such increase, reduction or charge, and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is

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retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02.  Funding Losses.

(a)The Seller will pay each Purchaser all Breakage Fees.

(b)A certificate of a Purchaser  setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error.  The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the later of (x) first Settlement Date occurring after the Seller’s receipt of such certificate and (y) ten (10) Business Days after receipt thereof.  Any Breakage Fees that are not paid on such date shall continue to be owing under this Agreement until paid in full.

SECTION 5.03.  Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Seller.  The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Seller.  The Seller shall indemnify each Recipient, within ten Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Recipient (or its related Group Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Recipient shall be under any obligation to provide any such notice to the Seller.  A certificate as to the amount of such payment or liability delivered

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to the Seller by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)Indemnification by the Purchasers.  Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller and its Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error.  Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Recipients.  (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Recipient’s reasonable judgment, such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

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(ii)Without limiting the generality of the foregoing:

(A)a Recipient that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax; and

(B)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Recipient) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1)in the case of such a Recipient claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of Internal Revenue Service Form W-8ECI;

(3)in the case of such a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)to the extent such Recipient is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance

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Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(g)Documentation Required by FATCA.  If a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h)Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Recipient, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(i)Updates.  Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

(j)Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any

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amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 5.04.  Inability to Determine LMIR; Change in Legality.

(a)If on any day, by reason of circumstances affecting the interbank Eurodollar market: (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) adequate and reasonable means do not exist for ascertaining LMIR for such Yield Period or day, as applicable, or (iii) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) shall have determined that the LMIR determined pursuant hereto does not accurately reflect the cost to the Purchasers  of maintaining Capital during such Yield Period or day, as applicable, the Administrative Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day.  Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at LMIR unless and until the Administrative Agent shall have given notice to the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at LMIR, such Yield Rate shall automatically be converted to the Base Rate.

(b)If on any day the Administrative Agent shall have been notified by any Purchaser that such Purchaser has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Purchaser with any Change in Law, shall make it unlawful  to fund or maintain any Portion of Capital at or by reference to LMIR, the Administrative Agent shall notify the Seller thereof.  Upon receipt of such notice, until the applicable Purchaser notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital by such Purchaser shall be funded at or by reference to LMIR and (ii) the Yield for any outstanding portions of Capital funded by such Purchaser then funded at LMIR shall automatically and immediately be converted to the Base Rate.

SECTION 5.05.  Back-Up Security Interest.

(a)If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and

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performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations).  Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.  The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of a security interest pursuant to Section 15.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 5.06.  Successor LMIR

(a)If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than LMIR has become a widely recognized benchmark rate for newly originated loans in U.S. Dollars in the U.S. market, then the Administrative Agent may (with the prior written consent of the Seller) choose a replacement index for LMIR, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Yield based on the replacement index will be substantially equivalent to the all-in Yield based on LMIR in effect prior to its replacement.

(b)The Administrative Agent and the Seller shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent and the Seller, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without

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limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Purchasers, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Group Agents stating that such Majority Group Agents object to such amendment.

(c)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on LMIR to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from LMIR to the replacement index and (B) yield- or risk-based differences between LMIR and the replacement index.

(d)Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Yield with reference to LMIR will continue to accrue Yield with reference to LMIR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, each Portion of Capital that would otherwise accrue Yield with reference to LMIR shall automatically begin accruing Yield with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)Notwithstanding anything to the contrary contained herein, (i) if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement and (ii) the “LC Participation Fee” (as defined in the applicable Fee Letter) shall not be amended solely in connection with selecting any replacement index in accordance with this Section 5.06.

ARTICLE VI

CONDITIONS to Effectiveness and INVESTMENTS AND ISSUANCES

SECTION 6.01.  Conditions Precedent to Effectiveness and the Initial Investment or Issuance.  This Agreement shall become effective as of the Restatement Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Restatement Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02.  Conditions Precedent to All Investments and Letter of Credit Issuances.  Each Investment and Letter of Credit issuance hereunder on or after the Restatement Date shall be subject to the conditions precedent that:

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(a)in the case of an Investment, the Seller shall have delivered to the Administrative Agent an Investment Request for such Investment, and in the case of a Letter of Credit, the Seller shall have delivered to the Administrative Agent and the LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;

(b)the Servicer shall have delivered to the Administrative Agent all Information Packages required to be delivered hereunder;

(c)in the case of an Investment, the restrictions with respect to such Investment specified in Section 2.01(a)(i) through (iv) shall not be violated, and in the case of a Letter of Credit, the restrictions with respect to such Letter of Credit specified in Section 3.01(a)(i) through (iii) shall not be violated;

(d)on the date of such Investment or Letter of Credit, as applicable, the following statements shall be true and correct (and upon the occurrence of such Investment or Letter of Credit, as applicable, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment or Letter of Credit as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment or Letter of Credit;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment or Letter of Credit;

(iv)the Aggregate Capital plus the LC Participation Amount does not exceed the Facility Limit;

(v)no Seller Event of Bankruptcy has occurred and is continuing; and

(vi)the Termination Date has not occurred.

SECTION 6.03.  Conditions Precedent to All Releases.  Each Release hereunder on or after the Restatement Date shall be subject to the conditions precedent that:

(a)after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

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(b)the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Purchase and Sale Agreement; and

(c)on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Release;

(iv)no Seller Event of Bankruptcy has occurred and is continuing; and

(v)the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.  Representations and Warranties of the Seller.  The Seller represents and warrants to each Purchaser Party, as of the Restatement Date, on each Settlement Date, on the date of each Release, on the date each Letter of Credit is issued and on the date of each Investment, as follows:

(a)Organization and Good Standing.  It (i) has been duly organized in, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, (ii) with limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein, solely in the case of clause (ii) except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect, and (iii) had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

(b)Due Qualification.  It has obtained all licenses, approvals and qualifications, if any, necessary for its execution and delivery of the Transaction Documents to which it is a party, the purchase of the Receivables pursuant to the Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents.

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(c)Power and Authority; Due Authorization.  It (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, (C) acquire the Pool Receivables and Related Security pursuant to the Purchase and Sale Agreement and own, sell, pledge, hold, maintain, collect and service the Pool Receivables and Related Security and (D) grant a security interest in the Seller Collateral and the Sold Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the grant of a security interest in the Seller Collateral and the Sold Assets on the terms and conditions herein provided.

(d)Valid Security; Binding Obligations.  This Agreement creates a valid and continuing ownership or security interest in the Seller’s right, title and interest in, to and under the Seller Collateral and the Sold Assets, enforceable against creditors of, or purchasers from, the Seller; and this Agreement constitutes, and each other Transaction Document to be signed by the Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound if such conflict, breach or default could reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim upon any of the Seller’s properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Applicable Law applicable to it or any of its properties if such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect.

(f)No Proceedings.  There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Sold Assets or the Seller Collateral or the consummation of the transactions contemplated by this Agreement or of any of the other Transaction Documents, or (iii) seeking any determination or ruling that is likely to be adversely determined and if adversely determined could reasonably be expected to have a Material Adverse Effect.

(g)Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution,

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delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect, (iii) those that are not currently required, or (iv) authorizations or approvals or other actions by, and notices to or filings with, any Governmental Authority the failure to make or obtain those could not reasonably be expected to have a Material Adverse Effect.

(h)Litigation.  No injunction, decree or other decision has been issued or made by any Governmental Authority against the Seller or its properties, and, to the Seller’s knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties.

(i)Use of Proceeds.  The use of all funds obtained by the Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(j)Quality of Title.  The Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Security.  All Seller Collateral is owned by Seller free and clear of any Adverse Claim other than Permitted Liens.  The Administrative Agent has acquired and maintains a valid ownership or first priority perfected security interest in the Sold Assets and the Seller Collateral, free and clear of any Adverse Claim other than Permitted Liens.

(k)Accurate Reports.  No Information Package, Weekly Sold Receivables Report or any other written information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Chemours Party to Administrative Agent, any Group Agent or any other Secured Party in connection with the Seller Collateral, the Sold Assets, this Agreement or the other Transaction Documents(as modified or supplemented by other information so furnished), taken as a whole, as of the date it was or will be dated or as of the date so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Seller represents only that such information has been prepared in good faith based on assumptions believed by the Seller to be reasonable at the time such information was delivered (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

(l)UCC Details.  The Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization and the location of its chief executive office and principal place of business are specified in Schedule 7.01(l) and the offices where the Seller keeps all its Records are located at the addresses specified in Schedule 7.01(l) (or at such other locations, notified to the Administrative Agent in accordance with Section 8.01(f)), in jurisdictions where all actions required under Section 9.06 have been taken and completed.  Except as described in Schedule 7.01(l), the Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Seller has never

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changed the location of its chief executive office or its true legal name or corporate structure.  The Seller is organized only in a single jurisdiction.

(m)Collection Accounts and Mail-Boxes.  The names and addresses of all of the Collection Banks, together with the account numbers of the Collection Accounts, are specified in the Side Letter (including any replacement schedule thereto delivered by the Seller to the Administrative Agent and consented to in writing by the Administrative Agent).  Each post office box or other address where Collections on any Pool Receivables may be paid, are specified on Schedule II (or any replacement Schedule II hereto delivered by the Seller to the Administrative Agent).

(n)Eligible Receivables.  Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or the issuance of any Letter of Credit or on the date of any Information Package constitutes an Eligible Receivable on such date.

(o)[Reserved].

(p)[Reserved].

(q)Adverse Change.  Since December 31, 2018, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(r)Credit and Collection Policy.  Pursuant to Article IX, it has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policy and all Applicable Law in all material respects, and such policies have not changed since the Closing Date, except in accordance with this Agreement.

(s)Compliance with Law.  It has complied with all Applicable Laws to which it is subject, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(t)Financial Information.  All financial statements of the Seller delivered to Administrative Agent in accordance with Section 8.02(a)(i) fairly present in all material respects the financial position of the Seller and its results of operations in accordance with GAAP consistently applied (except as otherwise disclosed in such financial statements) as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.

(u)Investment Company Act.  The Seller is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.

(v)Covered Fund.  The Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”).  In determining that the Seller is not a “covered fund” under the Volcker Rule, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

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(w)No Other Obligations.  The Seller does not have any outstanding Security of any kind, except membership interests issued to Chemours in connection with its organization, and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to the Seller, in each case, other than as will occur in accordance with the Transaction Documents.

(x)Representations and Warranties in Other Transactions Documents.  The Seller hereby makes for the benefit of the Administrative Agent and each Purchaser Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(y)Ordinary Course of Business.  Each remittance of Collections to the Purchaser Parties by or on behalf of the Seller pursuant to the Transaction Documents will have been (i) in payment of an obligation incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(z)Tax Status.  The Seller (i) has timely filed all material Tax returns required to be filed by it, and (ii) has paid, or caused to be paid, all material Taxes, assessments and other governmental charges when due, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(aa)Disregarded Entity.  The Seller is, and shall at all times prior to the termination of this Agreement continue to be disregarded as separate from its owner within the meaning of U.S. Treasury Regulation § 301.7701-3.  The Seller’s owner for U.S. federal income tax purposes is a United States person within the meaning of Section 7701(a)(30) of the Code.

(bb)Policies and Procedures.  Policies and procedures have been implemented and maintained by or on behalf of the Seller that are designed to achieve compliance by the Seller and its directors, officers, employees and, to the knowledge of the Seller and to the extent commercially reasonable, its agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and the Seller and, to the knowledge of the Seller, its officers, employees, directors and agents acting in any capacity in connection with or benefiting from the facility established hereby, are in compliance with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(cc)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  (i) None of the Seller or, to the knowledge of the Seller, any of its directors, officers, employees, or agents that will act in any capacity in connection with or benefit from the facility established hereby is a Sanctioned Person, (ii) the Seller is not organized or resident in a Sanctioned Country, and (iii) the Seller has not violated, been found in violation of or is under investigation by any Governmental Authority with jurisdiction over the Seller for possible violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

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(dd)Proceeds.  No Investment, Letter of Credit or Release has been used by the Seller in any manner that would violate applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(ee)Solvency.  The Seller is Solvent.

(ff)Opinions.  The facts regarding the Seller, the Pool Receivables, the Related Security, the transactions contemplated by the Transaction Documents to which the Seller is a party set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(gg)Perfection Representations.

(i)This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which (A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from the Seller, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral other than Permitted Liens.

(ii)The Pool Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)[Reserved].

(iv)All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (to the extent security interests therein can be perfected by filing of a UCC-1 financing statement) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the Seller’s sale of, and grant of a security interest in, the Sold Assets and Seller Collateral to the Administrative Agent pursuant to this Agreement.

(v)Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents.  The Seller has not authorized the filing of and is not aware of any financing statements or other lien filing filed against the Seller that include a description of collateral covering any portion of the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated.  The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

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(hh)The Mail-Boxes and the Collection Accounts.

(i)Nature of the Collection Accounts.  Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)Ownership.  Each Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to each Collection Account free and clear of any Adverse Claim other than Permitted Liens.

(iii)Perfection.  The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Collection Account, pursuant to which the applicable Collection Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Seller, the Servicer or any other Person.  The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv)Instructions.  Each Collection Account is in the name of the Seller.  Neither the Seller nor the Servicer has consented to the applicable Collection Bank complying with instructions of any Person other than the Administrative Agent, the Seller or the Servicer.  Neither the Seller nor any other Chemours Party has instructed any Person (other than First Data or any Affiliate thereof, as the same may be replaced from time to time by any Chemours Party with the prior written notice to the Administrative Agent) to distribute any Collections remitted to any Mail-Box and neither the Seller nor any other Chemours Party is aware of any Person (other than First Data or any Affiliate or successor thereof, as the same may be replaced from time to time by any Chemours Party with the prior written notice to the Administrative Agent) distributing Collections remitted to any Mail-Box.

(ii)No Linked Accounts.  Except for the Servicer’s Account, there are no Linked Accounts with respect to any Collection Account.

(jj)No Event of Termination.  No event has occurred and is continuing and no condition exists, or would result from any Investment, the issuance of any Letter of Credit or any Release or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(kk)Certificate of Beneficial Ownership.  As of the Closing Date, the Seller is an entity (other than a bank) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange (as used in this clause, a “listed entity”) or that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Regulation.

(ll)ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably

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expected to occur, would reasonably be expected to result in a Parent Material Adverse Effect.  As of the date that is 30 days following the date of the most recent financial statements reflecting such amounts, (i) the present value of all accumulated benefit obligations under each Plan sponsored by the Parent or any Subsidiary (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not exceed by more than $150,000,000 the fair market value of the assets of such Plan, and (ii) the present value of all accumulated benefit obligations of all underfunded Plans sponsored by the Parent or any Subsidiary (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not exceed by more than $150,000,000 the fair market value of the assets of all such underfunded Plans.  As of the date of the most recent financial statements reflecting such amounts, the amount of unfunded liabilities, individually with respect to any Plan or in the aggregate for all unfunded Plans, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 7.02.  Representations and Warranties of the Servicer.  The Servicer represents and warrants to each Purchaser Party, as of the Restatement Date, on each Settlement Date, on the date of each Release, on the date each Letter of Credit is issued and on the date of each Investment, as follows:

(a)Organization and Good Standing.  It has been duly organized and is validly existing as a limited liability company (or other business entity in the case of any successor of the Servicer) in good standing under the Applicable Laws of its jurisdiction of organization, with power and authority to conduct its business as such business is presently conducted, except to the extent that such failure could not reasonably be expected to have a Servicer Material Adverse Effect.

(b)Due Qualification.  It is duly qualified to do business as a limited liability company in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not reasonably be expected to have a Servicer Material Adverse Effect.

(c)Power and Authority; Due Authorization.  It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, and (C) service the Pool Receivables and Related Security in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the servicing of the Pool Receivables in accordance with the provisions hereof.

(d)Binding Obligations.  This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles

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of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Violation.  The consummation of the transactions to which it is a party contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound if such conflict, breach or default could reasonably be expected to have a Servicer Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or otherwise permitted by this Agreement or other Transaction Documents, or (iii) violate any Applicable Law applicable to it or any of its properties if such violation of Applicable Law could reasonably be expected to have a Servicer Material Adverse Effect.

(f)No Proceedings.  Except as otherwise specified in Schedule 3.06 or described in the most recent annual report on Form 10-K or any quarterly or periodic report of the Parent, in each case filed with the SEC at least five Business Days prior to the Closing Date, there are no actions, suits, proceedings or investigations against it pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the servicing of the Pool Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party, or (iii) seeking any determination or ruling that is likely to be adversely determined and if adversely determined could reasonably be expected to have a Servicer Material Adverse Effect.

(g)Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required by it for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly filed and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect, (iii) those that are not currently required, or (iv) authorizations or approvals or other actions by, and notices to or filings with, any Governmental Authority the failure to make or obtain those could not reasonably be expected to have a Servicer Material Adverse Effect.

(h)Financial Condition.  The Servicer has furnished to the Administrative Agent the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2018, reported on by its independent public accountants.  All financial statements of the Parent and its consolidated Subsidiaries referenced above or delivered to the Administrative Agent pursuant to Section 8.02(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the

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Parent and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).  Since December 31, 2018, there has been no change in the business, property, operation or condition of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Parent Material Adverse Effect.

(i)[Reserved].

(j)Accurate Reports.  No Information Package, Weekly Sold Receivables Report or any other written information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent, any Group Agent or any other Secured Party in connection with the Seller Collateral, the Sold Assets, this Agreement or the other Transaction Documents to which it is a party (as modified or supplemented by other information so furnished), taken as a whole, as of the date it was or will be dated or as of the date so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time such information was delivered (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

(k)Collection Accounts and Mail-Boxes.  The names and addresses of all of the Collection Banks, together with the account numbers of the Collection Accounts, are specified in the Side Letter (including any replacement schedule thereto delivered by the Seller to the Administrative Agent and consented to in writing by the Administrative Agent).  Each post office box or other address where Collections on any Pool Receivables may be paid, are specified on Schedule II (or any replacement Schedule II hereto delivered by the Seller to the Administrative Agent).

(l)[Reserved].

(m)Eligible Receivables.  Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or the issuance of any Letter of Credit or on the date of any Information Package constitutes an Eligible Receivable on such date.

(n)[Reserved].

(o)Credit and Collection Policy.  It has complied with the Credit and Collection Policy in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(p)Adverse Change.  Since December 31, 2018, there has been no change in the business, property, operation or condition of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Parent Material Adverse Effect.

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(q)Compliance with Law.  It has complied with all Applicable Law, except where such noncompliance could not reasonably be expected to have a Servicer Material Adverse Effect.

(r)Investment Company Act.  The Servicer is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

(s)ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result, in a Parent Material Adverse Effect.  As of the date that is 30 days following the date of the most recent financial statements reflecting such amounts, (i) the present value of all accumulated benefit obligations under each Plan sponsored by the Parent or any Subsidiary (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not exceed by more than $150,000,000 the fair market value of the assets of such Plan, and (ii) the present value of all accumulated benefit obligations of all underfunded Plans sponsored by the Parent or any Subsidiary (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not exceed by more than $150,000,000 the fair market value of the assets of all such underfunded Plans.  As of the date of the most recent financial statements reflecting such amounts, the amount of unfunded liabilities, individually with respect to any Plan or in the aggregate for all unfunded Plans, would not reasonably be expected to have a Parent Material Adverse Effect.

(t)[Reserved].

(u)Tax Status.  The Servicer (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Servicer Material Adverse Effect, and (b) has paid or caused to be paid all material Taxes required to have been paid by it, except where (i) such Taxes have not become delinquent or in default or (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings and as to which the Servicer has set aside on its books adequate reserves therefor in conformity with GAAP.

(v)Policies and Procedures.  Policies and procedures have been implemented and maintained by or on behalf of the Servicer that are designed to achieve compliance by the Servicer and its Subsidiaries, directors, officers, employees and, to the knowledge of the Servicer and to the extent commercially reasonable, its agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and the Servicer, its Subsidiaries and, to the knowledge of the Servicer, its officers, employees, directors and agents acting in any capacity in connection with or benefiting from the facility established hereby, are in compliance with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(w)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  (i) None of the Servicer or any of its Subsidiaries, or, to the knowledge of the Servicer, any of its directors, officers, employees, or agents that will act in any capacity in connection with the facility established hereby is a Sanctioned Person, (ii) none of the Servicer or any of its Subsidiaries is organized or resident in a Sanctioned Country, and (iii) the Servicer has not violated, been found

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in violation of or is under investigation by any Governmental Authority with jurisdiction over the Servicer for possible violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(x)Opinions.  The facts regarding the Servicer, the Pool Receivables, the Related Security, the transactions contemplated by the Transaction Documents to which the Servicer is a party set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y)No Linked Accounts.  Except for the Servicer’s Account, there are no Linked Accounts with respect to any Collection Account.

ARTICLE VIII

COVENANTS

SECTION 8.01.  Affirmative Covenants of the Seller.  At all times from the Closing Date until the Final Payout Date, the Seller shall, unless Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a)Compliance with Laws, Etc.  Comply with all Applicable Laws with respect to it, the Pool Receivables and each of the related Contracts, except where non-compliance could not reasonably be expected to have a Material Adverse effect on the Seller.

(b)Preservation of Existence.  Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Inspections.  (i) From time to time, upon reasonable prior notice and during regular business hours, permit the Administrative Agent or any of its representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent (at the sole cost and expense of the Seller), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller , and (B) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or the Seller’s performance hereunder with any of the officers of the Seller having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at Seller’s expense, a review of Seller’s books and records relating to Pool Receivables, the Sold Assets and the Seller Collateral; provided that, unless an Event of Termination shall have occurred and be continuing at the time any such audit/inspection is requested, (x) the Seller shall only be required to reimburse any Person for costs and expenses related to one such audit/inspections during any calendar year

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and (y) the Administrative Agent may not exercise rights under this Section more often than one time during any calendar year.

(d)Keeping of Records and Books of Account; Delivery; Location of Records.  Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals (if any) thereof, backing up on a regular basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the identification on a regular basis consistent with the Servicer’s policies and procedures (which are consistent with policies and procedures customary for companies engaged in the same or similar businesses as the Servicer) of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed).  At any time during the continuation of an Event of Termination, upon request of the Administrative Agent, deliver or cause the Servicer to deliver the originals (if any) of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Pool Receivable against any Obligor thereof.

(e)Performance and Compliance with Pool Receivables and Contracts.  At its expense, timely and fully perform and comply, or cause the Servicer to perform and comply, in all material respects with all provisions, covenants and promises required to be observed by it under the Contracts and the Pool Receivables, unless an Originator or the Seller makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Purchase and Sale Agreement.

(f)Location of Records.  Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents  (if any) relating thereto), at the address(es) of the Seller referred to in Section 7.01(l) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)Credit and Collection Policy.  Cause the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policy in all material respects and not agree to any material changes thereto except as permitted under Sections 8.03(c) and 8.06(c).

(h)Collections.  Instruct or cause the Servicer to instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to either (i) be deposited directly in a Collection Account that is covered by an effective Account Control Agreement or (ii) be mailed directly to a Mail-Box.  The Seller (or the Servicer on its behalf) will promptly (but in any event within three (3) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly in a Collection Account that is covered by an effective Account Control Agreement.  In the event the Seller, any Chemours Party or any of their Subsidiaries receive any Collections, the Seller (or the Servicer on its behalf) will deposit (or cause to be deposited) such Collections in a Collection Account that is covered by an Account

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Control Agreement within three (3) Business Days of such receipt thereof.  In the event that any funds other than Collections are deposited into a Collection Account, the Seller shall (or shall cause the Servicer to on its behalf to) within three (3) Business Days of receipt thereof identify and transfer such funds out of such Collection Account.  The Seller shall (or shall cause the Servicer on its behalf to) at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a regular basis identify Collections of Pool Receivables received from time to time and (ii) segregate within three (3) Business Days Collections of Pool Receivables from property of the Servicer, the Originators, any other Chemours Party and their respective Subsidiaries other than the Seller.  The Seller shall (or shall cause the Servicer on its behalf to) ensure that no disbursements of funds that are Collections are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)within three (3) Business Days of the deposit of any Affiliate Collections into any Collection Account, the Seller (or the Servicer on its behalf) shall identify the portion of funds deposited into such Collection Account that represent Affiliate Collections;

(ii)the Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time in any Collection Account and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Sold Assets and Seller Collateral;

(iii)the Seller (or the Servicer on its behalf) shall provide such information with respect to Affiliate Collections deposited into any Collection Account as reasonably requested by the Administrative Agent from time to time;

(iv)if requested by Administrative Agent at any time, the Seller (or the Servicer on its behalf) shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account and to instead remit payments with respect thereto to any other deposit account or lock-box (other than any Collection Account or any other account owned by the Seller) from time to time identified to such obligor; and

(v)the Seller (or the Servicer on its behalf) shall use commercially reasonable  efforts to ensure that Affiliate Collections are not deposited into any Collection Account.

(i)Right and Title.  Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to the Administrative Agent (on behalf of the Secured Parties).

(j)Transaction Documents.  Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement.

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(k)Enforcement of Purchase and Sale Agreement.  On its own behalf and on behalf of the Purchaser Parties and the Administrative Agent, (x) promptly enforce all covenants and obligations of each Originator contained in the Purchase and Sale Agreement and (y) deliver to the Administrative Agent all consents, approvals, directions, notices and waivers in connection therewith and take other actions under the Purchase and Sale Agreement as may be reasonably directed by the Administrative Agent.

(l)Filing of Financing Statements; Etc.  (i) On the date hereof, the Seller shall cause the financing statements and other lien filings described in Section 6.01 to be duly filed in the appropriate jurisdictions and (ii) when received by the Seller it shall promptly provide the Administrative Agent with acknowledgment copies of all financing statements and other filings described in Section 6.01.

(m)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Ensure that policies and procedures are maintained and enforced by or on behalf of the Seller that are designed to promote and achieve compliance by the Seller and its directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.

(n)Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent during the existence of an Event of Termination, the Seller shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(o)Disregarded Entity.  The Seller will at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code and is not and will at all relevant times not be required to withhold or otherwise be subject to liability under Sections 1441, 1445, 1446 and 1461 of the Code.

SECTION 8.02.  Reporting Requirements of the Seller.  From the date hereof until the Final Payout Date, the Seller shall furnish or cause to be furnished to the Administrative Agent:

(a)Financial Statements.

(i)As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Seller, copies of the annual unaudited income statement and balance sheet of the Seller, prepared in conformity with GAAP, duly certified by a Financial Officer of the Seller with respect to such fiscal year.

(ii)Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year.

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(iii)Within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by a report of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” statement or like statement, qualification or exception and without any qualification or exception as to the scope of such audit (other than solely as a result of a maturity date in respect of any indebtedness of the Parent)) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Parent and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied (except as otherwise disclosed in such financial statements).

(iv)Compliance Certificate.  Within the time period required in clause (ii) or (iii) of this Section 8.02(a), as applicable, together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit H signed by a Financial Officer of the Seller and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

Information required to be furnished pursuant to clause (a) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

(b)[Reserved].

(c)ERISA.  (i) Promptly after the request by the Administrative Agent or any Purchaser, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Parent or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Parent or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(ii) prompt written notice, after obtaining knowledge thereof, the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Parent Material Adverse Effect.

(d)Events of Termination.  Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of the Seller setting forth details of such event and the action that the Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than four (4) Business Days) after the Seller obtains knowledge of any such event.  Notice of the cure of any

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Event of Termination, such notice to be provided promptly (but not later than four (4) Business Days) after the Seller obtains knowledge of any such event.

(e)Litigation.  Promptly after the Seller obtains knowledge thereof, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority either (i) against any Chemours Party, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Seller to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect or (ii) between any Chemours Party and the Subject Consigned Goods Provider (any such action, suit or proceeding with respect to this clause (ii), shall constitute “Consigned Goods Litigation”); provided that no notice shall be required pursuant to this clause (ii) if there is no effective UCC-1 financing statement filed in the applicable filing office naming the Subject Consigned Goods Provider as secured party and any Chemours Party as debtor or any such effective UCC-1 financing statement has been amended in a manner consented to in writing by the Administrative Agent.

(f)[Reserved].

(g)Change in Credit and Collection Policy or Business.  At least ten (10) days prior to (i) the effectiveness of any change (other than any change or amendment that is required under GAAP) in the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or the credit quality of any newly created Pool Receivables, a description of such change or, if available, a copy of the Credit and Collection Policy so proposed to be amended or changed and, requesting the Administrative Agent’s consent thereto and (ii) any change in the character of the Seller’s business, a written notice indicating such change and requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto.

(h)[Reserved].

(i)Other Information.  Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Seller or any other Chemours Party as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document.

(j)Notices Under Purchase and Sale Agreement.  A copy of each notice received by the Seller from an Originator pursuant to any provision of the Purchase and Sale Agreement.

(k)Purchase and Sale Agreement.  The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(l)Agreed Upon Procedures.  In addition, the Seller shall cooperate with the Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Section 8.05(g).

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(m)Certificate of Beneficial Ownership and Other Additional Information.  The Seller will promptly provide to the Administrative Agent: (i) following any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Regulation, a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent, and (ii) such other information and documentation (including an updated Certificate of Beneficial Ownership) as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with Applicable Laws (including the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.

SECTION 8.03.  Negative Covenants of the Seller.  At all times from the Closing Date until the Final Payout Date, the Seller shall not, unless Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a)Sales, Adverse Claims, Etc.  Except as otherwise expressly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim  (other than Permitted Liens) upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Collection Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(b)Extension or Amendment of Receivables.  Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)Change in Credit and Collection Policy, Business or Organizational Documents.  (i) Make or consent to any change (other than any change or amendment that is required under GAAP) in, or waive any of the provisions of, the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or the credit quality of any newly created Pool Receivables without the prior written consent of the Administrative Agent, (ii) make any change in the character of its business or amend, waive or otherwise modify its limited liability company agreement or certificate of formation without the prior written consent of Administrative Agent and the Majority Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which the Seller is a party or consent to any amendment, waiver or modification of any Transaction Document without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)Change in Collection Banks.  (i) Add any bank or deposit account not listed in the Side Letter as a Collection Bank or Collection Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new bank and deposit account, (ii)

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terminate any Collection Bank, any Account Control Agreement or any Collection Account without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Collection Bank or Collection Account will, upon termination of such Collection Bank or Collection Account and at all times thereafter, be deposited in a Collection Account with a Collection Bank covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Majority Group Agent.

(e)Subsidiaries.  Without the prior written consent of the Administrative Agent and the Majority Group Agents, have any Subsidiaries.

(f)Deposits to Accounts.  (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor of any Pool Receivable to deposit or remit, any Collection or proceeds thereof to any deposit account (or related lock-box, if applicable) other than (x) any Collection Account that is covered by an Account Control Agreement or (y) a Mail-Box or (ii) permit funds other than Collections on the Pool Receivables to be deposited into any Collection Account.

(g)Debt and Business Activity.  (i) Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, (ii) purchase any asset, (iii) make any investment by share purchase loan or otherwise except ownership of securities, obligations and other investments received in settlement of amounts due to the Seller owing to the Seller as a result of insolvency proceeding involving any Obligor of any Receivable or (iv) engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.

(h)Name Change, Mergers, Acquisitions, Sales, etc.  Without the prior written consent of the Administrative Agent and the Majority Group Agents, (i) change its jurisdiction of organization or its name, identity or corporate structure or create any divisions, (ii) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or (iii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective.  The Seller shall not amend or otherwise modify or waive its limited liability company agreement or certificate of formation or any provision thereof without the prior written consent of Administrative Agent and the Majority Group Agents.

(i)Actions Impairing Quality of Title.  Take any action that could cause any Pool Receivable, together with the Related Security, not to be owned by it free and clear of any Adverse Claim other than Permitted Liens; or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Pool Receivables and each Collection Account and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Security (or any portion thereof) and all cash proceeds of any of

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the foregoing, in each case, free and clear of any Adverse Claim other than Permitted Liens; or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable on file in any recording office except such as may be filed (i) in favor of the Seller in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document.

(j)[Reserved].

(k)Actions by Originators.  Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreement, the Seller will not consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of the Purchase and Sale Agreement, in each case without the prior written consent of the Administrative Agent.

(l)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Use, or permit its Affiliates or its or their respective directors, officers, employees or agents to use, the proceeds of any Investment or Release (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or applicable Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Affected Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, applicable Anti-Terrorism Laws or applicable Sanctions.

(m)Disregarded Entity.  No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

SECTION 8.04.  Affirmative Covenants of the Servicer.  At all times from the Closing Date until the Final Payout Date, the Servicer shall, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a)Compliance with Laws, Etc.  Comply with all Applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Servicer Material Adverse Effect.

(b)Preservation of Existence.  Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights,

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franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Servicer Material Adverse Effect.

(c)Inspections.  (i) From time to time, upon reasonable prior notice and during regular business hours, permit the Administrative Agent or any of its representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent (at the sole cost and expense of the Seller), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Servicer (solely to the extent relating to the Pool Receivables), and (B) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or the Servicer’s performance hereunder with any of the officers of the Servicer having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of Administrative Agent with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at Seller’s expense, a review of Seller’s books and records relating to Pool Receivables, the Sold Assets and the Seller Collateral; provided that, unless an Event of Termination shall have occurred and be continuing at the time any such audit/inspection is requested, (x) the Seller shall only be required to reimburse any Person for costs and expenses related to one such audit/inspections during any calendar year and (y) the Administrative Agent may not exercise rights under this Section more often than one time during any calendar year.

(d)Keeping of Records and Books of Account; Delivery; Location of Records.  Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals (if any) thereof, backing up on at least a regular basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the identification on a regular basis consistent with the Servicer’s policies and procedures (which are consistent with policies and procedures customary for companies engaged in the same or similar businesses as the Servicer) of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed).  At any time during the continuation of an Event of Termination, upon the request of the Administrative Agent, deliver the originals (if any) of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Pool Receivable against any Obligor thereof.

(e)Performance and Compliance with Pool Receivables and Contracts.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts of the Pool Receivables and the Pool Receivables, unless, with respect to a Pool Receivable, a Deemed Collection occurs in respect of  the entire Unpaid Balance thereof in accordance with Section 3.2 of the Purchase and Sale Agreement.

(f)Location of Records.  Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating

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thereto), at the address(es) of the Servicer referred to in Schedule 8.04(f) or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)Credit and Collection Policy.  Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the other Related Security, the related Contract and the servicing and collection thereof.

(h)Collections.  Instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to either (i) be deposited directly in a Collection Account that is covered by an effective Account Control Agreement or (ii) be mailed directly to a Mail-Box.  The Servicer will promptly (but in any event within three (3) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly in a Collection Account that is covered by an effective Account Control Agreement.  In the event the Servicer, any Chemours Party or any of their Subsidiaries receives any Collections, the Servicer will deposit (or cause to be deposited) such Collections in a Collection Account that is covered by an Account Control Agreement within three (3) Business Days of such receipt thereof.  In the event that any funds other than Collections are deposited into any Collection Account, the Servicer shall within three (3) Business Days of receipt thereof identify and transfer such funds out of such Collection Account.  The Servicer shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a regular basis identify Collections of Pool Receivables received from time to time and (ii) segregate within three (3) Business Days Collections of Pool Receivables from property of the Servicer, the Originators, any other Chemours Party and their respective Subsidiaries other than the Seller.  The Servicer shall ensure that no disbursements of funds that are Collections are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)within three (3) Business Days of the deposit of any Affiliate Collections into any Collection Account, the Servicer shall identify the portion of funds deposited into such Collection Account that represent Affiliate Collections;

(ii)the Servicer will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time in any Collection Account and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Sold Assets and Seller Collateral;

(iii)the Servicer shall provide such information with respect to Affiliate Collections deposited into any Collection Account as reasonably requested by the Administrative Agent from time to time;

(iv)if requested by Administrative Agent at any time, the Servicer shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account and to instead remit payments with respect

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thereto to any other deposit account or lock-box (other than any Collection Account or any other account owned by the Seller) from time to time identified to such obligor; and

(v)the Servicer shall use commercially reasonable efforts to ensure that Affiliate Collections are not deposited into any Collection Account.

(i)Transaction Documents.  Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity.

(j)[Reserved].

(k)[Reserved].

(l)Insurance.  Maintain (with financially sound and reputable insurance companies), (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations as the Servicer and (ii) considered adequate by the Servicer and (b) all other insurance as may be required by Applicable Law.

(m)[Reserved].

(n)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Ensure that policies and procedures are maintained and enforced by or on behalf of the Servicer that are designed to promote and achieve compliance by the Servicer and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.

(o)[Reserved].

(p)Linked Accounts.  Except for the Servicer’s Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that if so instructed by the Administrative Agent (in its sole discretion) at any time if an Event of Termination has occurred and is continuing, the Servicer shall cause the Servicer’s Account to cease being a Linked Account promptly, but not later than two (2) Business Days following the Seller’s or any Servicer’s receipt of such instruction.  The Servicer shall at all times ensure that (i) the account balance in the Servicer’s Account is greater than zero and will exceed the aggregate Settlement Item Amount of all Settlement Items at any time outstanding with respect to the Servicer’s Account and (ii) no amount will be debited against any Collection Account as a result of any Settlement Item that originated in the Servicer’s Account or any account other than any Collection Account.

(q)Contractual Dilution Accrual.  Include in each Information Package delivered to Administrative Agent, the Contractual Dilution Accrual for the then outstanding Pool Receivables as of the Cut-Off Date for the prior Settlement Period, including the specific amounts related to each applicable Obligor.  The Contractual Dilution Accrual shall be calculated by the Servicer, on behalf of the Seller, in the ordinary course based on the Contractual Dilution then expected to occur with respect to the then outstanding Pool Receivables as reasonably determined by the Servicer.  Additionally, the Servicer shall deliver such other information and reports

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reasonably requested by the Administrative Agent with respect to the Contractual Dilution Accrual, including a comparison of the Contractual Dilution Accrual to the actual Contractual Dilution with respect to prior Settlement Periods, in form and substance reasonably satisfactory to the Administrative Agent.

(r)Change in Contractual Dilution Accrual.  The Servicer will not make any material change in the methodology used to calculate Contractual Dilution or the Contractual Dilution Accrual without the prior written consent of the Administrative Agent.

SECTION 8.05.  Reporting Requirements of the Servicer.  From the date hereof until the Final Payout Date, the Servicer shall furnish to the Administrative Agent each of the following:

(a)[Reserved].

(b)Financial Statements and Other Information.  The Servicer will furnish to the Administrative Agent:

(i)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent with the SEC or with any national securities exchange, or distributed by the Parent to the holders of its equity interests generally, as applicable;

(ii)promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document to which it is a party from any Person other than the Seller, the Administrative Agent or any other Purchaser Party, copies of the same;

(iii)promptly following a request therefor, any documentation or other information (including with respect to any Chemours Party) that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv)from time to time such further information regarding the business, affairs and financial condition of the Chemours Parties as the Administrative Agent shall reasonably request; and

(v)notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (b) shall be deemed to have been furnished to each of the Administrative Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(c)Information Packages.  As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package signed by the Servicer and for the most recently completed Settlement Period; provided, that the Administrative Agent and the Seller may modify, in any reasonable respect, the information required to be provided by Servicer in, or the form of, the Information Package.

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(d)Weekly Sold Receivables Report.  As soon as available and in any event not later than the Weekly Reporting Date of each calendar week, a Weekly Sold Receivables Report as of the most recently completed calendar week.

(e)Events of Termination.  Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of the Servicer setting forth details of such event and the action that the Servicer proposes to take with respect thereto, such notice to be provided promptly (but not later than four (4) Business Days) after the Servicer obtains knowledge of any such event.  Notice of the cure of any Event of Termination, such notice to be provided promptly (but not later than four (4) Business Days) after the Servicer obtains knowledge of any such event.

(f)Litigation.  Promptly after the Servicer obtains knowledge thereof, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Chemours Party, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Servicer to the Administrative Agent, that in each case would reasonably be expected to result in a Servicer Material Adverse Effect.

(g)Agreed Upon Procedures Report.  At the sole cost and expense of the Seller, a report of Protiviti Inc. (or such other accounting firm or consulting firm reasonably acceptable to the Administrative Agent) delivered each calendar year, addressed to the Administrative Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicer for the prior calendar year.  The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent.

(h)Change in Credit and Collection Policy or Business.  At least ten (10) days prior to (i) the effectiveness of any change (other than any change or amendment that is required under GAAP) in the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or the credit quality of any newly created Pool Receivables, a description of such change or, if available, a copy of the Credit and Collection Policy so proposed to be amended or changed and, requesting the Administrative Agent’s consent thereto and (ii) any change in the character of the Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Servicer to perform its obligations hereunder or that would prevent the Servicer from conducting its business operations relating to the Pool Receivables, its servicing of the Pool Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents to which it is a party, a written notice indicating such change and requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto.

(i)[Reserved].

(j)Other Information.  Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Servicer or any other Chemours Party as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document

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or to comply with any Applicable Law or any Governmental Authority (so long as such Governmental Authority is a regulator of, or has jurisdiction over, any Purchaser Party (or any Purchaser Party reasonably believes such is true)).

SECTION 8.06.  Negative Covenants of the Servicer.  At all times from the Closing Date until the Final Payout Date, the Servicer shall not, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a)Interference.  Affirmatively instruct the Seller or any Originator to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b)Extension or Amendment of Receivables.  Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)Change in Credit and Collection Policy, Business or Organizational Documents.  (i) Make or consent to any change (other than any change or amendment that is required under GAAP) in, or waive any of the provisions of, the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or the credit quality of any newly created Pool Receivables without the prior written consent of the Administrative Agent, (ii) make any change in the character of the Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Servicer to perform its obligations hereunder or that would prevent the Servicer from conducting its business operations relating to the Pool Receivables, its servicing of the Pool Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents or (iii) amend, waive or otherwise modify any other Transaction Document to which the Servicer is a party in any capacity or consent to any amendment, waiver or modification of any Transaction Document without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)Change in Collection Banks.  (i) Add any bank or deposit account not listed in the Side Letter as a Collection Bank or Collection Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new bank and deposit account, (ii) terminate any Collection Bank, any Account Control Agreement or any Collection Account without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Collection Bank or Collection Account will, upon termination of such Collection Bank or Collection Account and at all times thereafter, be deposited in a Collection Account with a Collection Bank covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Majority Group Agent.

(e)Deposits to Accounts.  (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor of any Pool Receivable to deposit or remit, any

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Collection or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) other than (x) a Collection Account that is covered by an Account Control Agreement or (y) a Mail-Box or (ii) permit funds other than Collections on the Pool Receivables to be deposited into any Collection Account.

(f)Mergers, Acquisitions, Sales, Etc.  Consolidate with or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety (other than the transfers of its assets under the Transaction Documents) to any Person, unless in the case of any merger or consolidation (i) the Servicer shall be the surviving entity and no Change in Control shall result or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of the Servicer under this Agreement and each other Transaction Document to which it is a party, (C) no Change in Control shall result, (D) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the  Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Majority Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (F) no Event of Termination has occurred and is continuing and (G) the Administrative Agent and each Group Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g)Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 8.08.

(h)Sales, Liens, Etc.  Except as otherwise expressly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any Collection Account, or any right to receive income or proceeds from or in respect of any of the foregoing, in each case, except for Permitted Liens.

(i)Actions Evidencing Transfers by Originators.  Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreement, Servicer shall not consent to any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(j)[Reserved].

(k)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Use, or permit its Affiliates or its or their respective directors, officers, employees or agents to use, the proceeds of any Investment or Release (A) in furtherance of an offer, payment, promise to pay, or

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authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or applicable Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Affected Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, applicable Anti-Terrorism Laws or applicable Sanctions.

(l)Ownership of Seller.  Cease to directly own 100% of the issued and outstanding Capital Stock of the Seller unless (i) favorable true sale and non-consolidation opinions of counsel are delivered to the Administrative Agent in connection with such change of ownership, (ii) no Change in Control shall result, (iii) no Event of Termination has occurred and is continuing, (iv) the direct owner is an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (v) the Administrative Agent and the Majority Group Agents receives all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (vi) the Seller and each Originator has consented to such amendments to the Purchase and Sale Agreement and each of the other Transaction Documents that the Administrative Agent may reasonably request in connection with such change of ownership, including any necessary amendments to the Purchase and Sale Agreement related to the contribution of Receivables, (vii) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to such new direct owner of the Seller and (viii) the Administrative Agent and each Group Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

SECTION 8.07.  Full Recourse.  Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) the Seller has the obligation to pay all Capital, Yield, Fees, and all other amounts payable by the Seller hereunder (which obligation shall be full recourse general obligations of the Seller and not of any other Chemours Party) and (ii) all express obligations of the Servicer so specified hereunder shall be full recourse general obligations of the Servicer.

SECTION 8.08.  Separate Existence of the Seller.  Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates.  Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the

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other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a)the Seller shall (and Servicer, in its capacity as the sole member of the Seller, agrees that it will cause the Seller to) assure that the Seller, the Performance Guarantor, Chemours and each Originator (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of the Seller as a legal entity separate and apart from each of each Originator, Chemours, the Performance Guarantor, the Servicer and any of their respective Affiliates, and comply with (and cause to be true and correct) its organizational documents and assuring that each of the following is complied with:

(i)the Seller shall comply with each of the covenants set forth in Section 10(d) of the limited liability company agreement of the Seller;

(ii)subject to Section 10(d) of the limited liability company agreement of the Seller, the Seller shall at all times have at least one Independent Manager and the limited liability company agreement of the Seller shall provide: (i) for the same definition of “Independent Manager” as used herein, (ii) that Seller shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Manager and the Administrative Agent;

(iii)the Seller shall not take any Material Actions (as defined in its limited liability company agreement) without the consent of all its managers, including its Independent Manager.  Appropriate minutes of all meetings of the Seller’s members and managers (and committees thereof) shall be kept by the Seller;

(iv)none of the Servicer, any Originator, the Performance Guarantor or any of their respective Affiliates shall advance funds or credit to the Seller; and none of the Servicer, the Performance Guarantor nor any Affiliate of the Servicer, any Originator or the Performance Guarantor will otherwise supply funds or credit to, or guarantee any obligation of, the Seller except for Chemours’ contributions of capital to the Seller as contemplated by the Transaction Documents;

(v)Chemours or the Performance Guarantor may issue consolidated financial statements that will include the Seller, but if required by GAAP such financial statements will contain a footnote to the effect that the Receivables of the Seller are not available to creditors of Chemours or the Performance Guarantor; in addition the Seller shall prepare separate financial statements described in Section 8.02(a)(i) in compliance with GAAP consistently applied;

(vi)if required by GAAP each Originator’s financial statements shall disclose the separateness of the Seller and that the Pool Receivables are owned by the Seller and are not available to creditors of such Originator or of their respective Affiliates; and

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(vii)any allocations of direct, indirect or overhead expenses for items shared between the Seller and any Originator, the Performance Guarantor or any of their respective Affiliates that are not included as part of the Servicing Fee shall be made among the Seller and such Originator, the Performance Guarantor or any of their respective Affiliates to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered.

(b)The Seller agrees that (and Servicer, in its capacity as the sole member of the Seller, agrees that it will cause the Seller to comply herewith), until the Final Payout Date:

(i)the Seller shall comply with each of the covenants set forth in Section 10(d) of the limited liability company agreement of the Seller;

(ii)the Seller shall not make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Voting Stock or other equity interest, security interest or equity interest in the Seller to any such owner or any Affiliate of any such owner, in each case, (I) other than from funds received by it under Article IV and (II) if before or after giving effect thereto, an Event of Termination shall have occurred that remains continuing or an Unmatured Event of Termination shall have occurred that remains continuing;

(iii)the Seller shall not acquiesce in, or direct the Servicer or any other agent to take, any action that is prohibited to be taken by the Seller in clauses (i) through (ii) above or in Section 8.03 hereof; and

(iv)subject to Section 11 of the limited liability company agreement of the Seller, the Seller will provide for not less than five (5) Business Days’ prior written notice to the Administrative Agent of any removal, replacement or appointment of any director that is to serve as an Independent Manager, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement and the limited liability company agreement of the Seller.

(c)None of Chemours, the Seller or the Servicer shall take any action or cause any of their respective Affiliates to take any action inconsistent with this Section 8.08.

ARTICLE IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 9.01.  Appointment of the Servicer.

(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01.  Until the Administrative Agent gives notice to Chemours (in accordance with this Section 9.01) of the designation of a new Servicer, Chemours is hereby designated as, and hereby

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agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination that is continuing, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed Chemours or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)Upon the designation of a successor Servicer as set forth in clause (a) above, Chemours agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Chemours shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables.

(c)Chemours acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Chemours’ agreement to act as Servicer hereunder. Accordingly, Chemours agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not a Subsidiary of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.

SECTION 9.02.  Duties of the Servicer.

(a)The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and in all material respects with all Applicable Laws, with reasonable care and diligence, and in all material respects in accordance with the Credit and Collection Policy.  The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof.  The Servicer may, in all material respects in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such

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Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Servicer may not modify, waive, restructure or adjust any Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto, (iv) unless a Deemed Collection payment is made in accordance with Section 4.01(d) with respect to such Pool Receivable,  the Servicer shall not extend the due date of any Pool Receivable more than once or extend the due date of any Pool Receivable to a date more than thirty (30) days after the original due date thereof and (v) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent.  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)[Reserved].

(c)The Servicer’s obligations hereunder shall terminate on the Final Payout Date.  Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03.  Collection Account Arrangements.  The Seller shall have entered into an Account Control Agreement and delivered executed counterparts thereof to the Administrative Agent.  At any time following the occurrence and during the continuation of a Seller Event of Bankruptcy (and the applicable involuntary proceeding or involuntary petition shall continue undismissed for three (3) Business Days) or an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon at the direction of the Majority Group Agents), give notice to each Collection Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement.  The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables then on deposit in the Collection Accounts and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

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SECTION 9.04.  Enforcement Rights.

(a)At any time following the occurrence and continuation of an Event of Termination that has not been waived in accordance with this Agreement:

(i)the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)the Administrative Agent may notify the Collection Banks that the Seller and the Servicer will no longer have any access to the Collection Accounts;

(v)the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi)the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral.  Notwithstanding anything to the

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contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(d)At any time following the occurrence and continuation of an Event of Termination that has not been waived in accordance with this Agreement, to the extent that the Administrative Agent has exercised exclusive dominion and control over any Collection Account, the Servicer may, in its sole discretion, and shall at the direction of the Administrative Agent, deliver to the Administrative Agent a Commingling Report on any Business Day.  Upon receipt of such Commingling Report, the Administrative Agent shall promptly review such Commingling Report to determine if such Commingling Report constitutes a Qualifying Commingling Report.  In the event that the Administrative Agent reasonably determines that such Commingling Report constitutes a Qualifying Commingling Report, the Administrative Agent shall, unless otherwise directed by any Governmental Authority or otherwise prohibited by Applicable Law, promptly remit to the Servicer from the Collection Accounts the lesser of (i) the amount identified on such Qualifying Commingling Report as Affiliate Collections on deposit in the Collection Accounts and (ii) the aggregate amount of available funds then on deposit in the Collection Accounts.  For purposes of this clause (d), each of the following terms shall have the meanings set forth below:

“Commingling Report” shall mean any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth information in reasonable detail relating to the amount on deposit in the Collection Accounts and the portions thereof representing Collections and Affiliate Collections.

“Qualifying Commingling Report” shall mean any Commingling Report that satisfies each of the following conditions: (A) such Commingling Report is calculated as of the immediately prior Business Day, (B) such Commingling Report sets forth, in reasonable detail, the calculation of the aggregate amount on deposit in the Collection Accounts and the portion thereof representing Collections and Affiliate Collections, (C) such Commingling Report identifies the Obligor and the related Receivable for each portion of the Collections on deposit in the Collection Accounts, (D) such Commingling Report identifies the obligor and the related

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Affiliate Receivable for each portion of the Affiliate Collections on deposit in the Collection Accounts and (E) the Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Commingling Report is false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer).

SECTION 9.05.  Responsibilities of the Seller.  Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations, (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction and (iii) timely file all tax returns required to be filed by it. None of the Purchaser Parties shall have any obligation or liability with respect to any Seller Collateral or Sold Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

SECTION 9.06.  Further Actions.  Seller agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.

SECTION 9.07.  Servicing Fee.

(a)Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the monthly average (of the Unpaid Balance of the Pool Receivables on the first day of the applicable month and the last day of the applicable month) aggregate Unpaid Balance of the Pool Receivables.  Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)If the Servicer ceases to be Chemours or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION

SECTION 10.01.  Events of Termination.  If any of the following events (each an “Event of Termination”) shall occur:

(a)Any of the following events:

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(i)any Chemours Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document to which it is a party (other than as referred to in clause (a)(ii) below) and such failure, solely to the extent capable of cure, shall continue unremedied for thirty (30) days after written notice to, or knowledge thereof by, any Chemours Party;

(ii)any of the following shall occur: (A) Seller shall fail to return any portion of the outstanding Aggregate Capital on the date that the same shall be required to be returned hereunder, (B) any Chemours Party shall fail to make any payment (other than as referred to in clause (a)(ii)(A) above) to be made by it hereunder or under any other Transaction Document to which it is a party as and when due and such failure is not remedied within three (3) Business Days, (C) the Seller or Servicer, as applicable, shall breach Section 8.05(c) and such failure shall remain unremedied for two (2) Business Days or (D) the Seller or Servicer, as applicable, shall breach Sections 8.03(a), 8.03(e), 8.03(h), 8.03(i), 8.06(f) or 8.06(h);

(b)any representation or warranty made or deemed to be made by any Chemours Party under or in connection with any Transaction Document to which it is a party shall prove to have been false or incorrect in any material respect when made or deemed to be made, unless such representation or warranty relates solely to one or more Pool Receivables and a Deemed Collection payment in the applicable amount required under Section 4.01 has been timely made in accordance with Section 4.01;

(c)(i) any Chemours Party shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Debt); (ii) any event or condition occurs that results in any Material Debt becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) any secured Debt that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Debt or (y) any Debt that becomes due as a result of a voluntary refinancing thereof; or (iii) any “event of default” (or similar event) shall occur and be continuing under the Credit Agreement;

(d)an Event of Bankruptcy shall have occurred with respect to any Chemours Party;

(e)[Reserved];

(f)the average of the Default Ratios for the three preceding Settlement Periods shall at any time exceed 2.75%;

(g)the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 8.75%;

(h)the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 4.00%;

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(i)[Reserved];

(j)a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;

(k)a Change in Control shall occur;

(l)[Reserved];

(m)[Reserved];

(n)the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in all the Seller Collateral and Sold Assets or any Collection Account, in each case, free and clear of any Adverse Claim other than Permitted Liens;

(o)[Reserved];

(p)either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Chemours Party, if either (x) such lien attaches to any portion of the Seller Collateral or Sold Assets and such lien relates to an amount in excess of $100,000 and shall not have been released within five (5) days or (y) such lien or the related failure to pay Tax could reasonably be expected to result in a Material Adverse Effect or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Chemours Party and such lien attaches to any portion of the Seller Collateral or Sold Assets and relates to an amount in excess of $100,000;

(q)an ERISA Event shall have occurred that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in, a Parent Material Adverse Effect;

(r)[Reserved];

(s)any Transaction Document shall cease to be the valid and binding obligation enforceable against any Chemours Party party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(t)the Seller shall fail to comply with Sections 8.08(a)(ii) or 8.08(b)(iv);

(u)the Seller shall fail to pay in full all of its obligations to the Purchaser Parties hereunder and under each other Transaction Documents on or prior to the Final Maturity Date;

(v)one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (or $10,000 in the case of the Seller) (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has

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been made in writing and liability therefor has not been denied by the insurer, so long as, in the reasonable opinion of the Administrative Agent, such insurer is financially sound) shall be rendered against any Chemours Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Chemours Party to enforce any such judgment;

(w)[Reserved];

(x)[Reserved];

(y)(i) the occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement or (ii) Receivables cease being sold or contributed to the Seller pursuant to the Purchase and Sale Agreement;

(z)the Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Administrative Agent; or

(aa)the failure to satisfy the Credit Agreement Financial Covenant.  If, after the date hereof, the Credit Agreement Financial Covenant (or any of the defined terms used in connection with such covenant) is amended, modified or waived, then the test set forth in this clause (aa) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, modification or waiver, (i) the Administrative Agent is a party to the Credit Agreement and (ii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement.  In the event the Credit Agreement is terminated or replaced, the Credit Agreement Financial Covenant and respective meaning assigned to related terms immediately preceding such termination shall continue for all purposes of this clause (aa);

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents, shall) by notice to the Seller at any time thereafter during the continuance of such event (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable.  Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.  Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

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ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01.  Authorization and Action.  Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Purchaser or Participant or prospective Purchaser or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Investments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 11.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

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SECTION 11.03.  Administrative Agent and Affiliates.  With respect to any Investment or Letter of Credit or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent.  The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04.  Indemnification of Administrative Agent.  Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05.  Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06.  Action or Inaction by Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties.  The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 11.07.  Notice of Events of Termination; Action by Administrative Agent.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination.  If the Administrative Agent receives such a notice,

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it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s).  The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08.  Non-Reliance on Administrative Agent and Other Parties.  Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09.  Successor Administrative Agent.

(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Group Agent, resign as Administrative Agent.  Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the LC Bank and the Majority Group Agents as a successor Administrative Agent and has accepted such appointment; provided, however, that unless an Event of Termination has occurred and is continuing, no such successor Administrative Agent shall be appointed without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).  If no successor Administrative Agent shall have been so appointed by the LC Bank and the Majority Group Agents and with the consent of the Seller (if applicable), within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall

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succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE XII

THE GROUP AGENTS

SECTION 12.01.  Authorization and Action.  Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent.  No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof or any Purchaser except for any obligations expressly set forth herein.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 12.02.  Group Agent’s Reliance, Etc.  No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 12.03.  Group Agent and Affiliates.  With respect to any Investment or Letter of Credit or interests therein owned by any Purchaser Party that is also a Group Agent, such

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Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent.  A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 12.04.  Indemnification of Group Agents.  Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 12.05.  Delegation of Duties.  Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 12.06.  Notice of Events of Termination.  No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination.  If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent).  A Group Agent may take such action concerning an Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

SECTION 12.07.  Non-Reliance on Group Agent and Other Parties.  Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent.  Each Purchaser Party represents and warrants to the Group Agent for its Group that,

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independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 12.08.  Successor Group Agent.  Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group.  Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group.  Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 12.09.  Reliance on Group Agent.  Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.  Indemnities by the Seller.

(a)Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or Letters of Credit or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts (x) resulting solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) resulting from a material

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breach of any Transaction Document on the part of such Seller Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, and (b) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim or that are specifically described below).  Without limiting the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Sold Receivables Report or any other written information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim and the Subject Financing Statement;

(v)any loss arising, directly or indirectly, in connection with the Subject Financing Statement;

(vi)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral and Collections in respect thereof, whether at the time of any Investment or Letter of Credit or at any subsequent time;

(vii)any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Pool

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Receivable, or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(viii)any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(ix)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(x)the commingling of Collections of Pool Receivables at any time with other funds;

(xi)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investment or Letter of Credit or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xii)any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xiii)the maintenance of any Linked Account with respect to any Collection Account or the debiting against such Collection Account of amounts as a result of any Settlement Item that originated in any Linked Account or any other account other than any Collection Account;

(xiv)any setoff with respect to any Pool Receivable;

(xv)any failure of the Seller or any Originator to perform any of their respective duties or obligations under any Contract related to any Pool Receivable;

(xvi)any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xvii)the failure by the Seller to pay when due any Taxes, including sales, excise or personal property taxes with respect to the Pool Receivables and any Sold Assets, or the imposition of any such taxes on any Indemnified Party, including without limitation whether arising by reason of the underlying transactions between an Originator and Obligor (or otherwise in relation to any Pool Receivable), the sale of the Sold Assets, or the Indemnified Party’s purchase or holding of a Sold Receivable;

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(xviii)any failure of any Collection Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to such Collection Bank under such Account Control Agreement;

(xix)any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xx)the use of proceeds of any Investment or the usage of any Letter of Credit;

(xxi)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xxii)any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, applicable Anti-Corruption Law or applicable Sanctions, incurred connection with the Transaction Documents as a result of any action of the Seller or any of its Affiliates;

(xxiii)the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over each Collection Account; or

(xxiv)the failure or delay of Collections of Pool Receivables mailed to a Mail-Box to be deposited directly into a Collection Account.

(b)If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02.  Indemnification by the Servicer.

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(a)The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document to which it is a party, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts (x) resulting solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) resulting from a material breach of any Transaction Document on the part of such Servicer Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, (ii) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim), and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.  Without limiting the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents to which it is a party, any Information Package, any Weekly Sold Receivables Report or any other written information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)any failure of the Servicer to perform any of its duties or obligations under any Contract related to any Pool Receivable;

(v)the maintenance of any Linked Account with respect to any Collection Account or the debiting against such Collection Account of amounts as a result of any Settlement Item that originated in any Linked Account or any other account other than any Collection Account;

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(vi)or any amounts payable by the Administrative Agent to any Collection Bank under the applicable Account Control Agreement, solely to the extent the Servicer is liable to such Collection Bank for such amounts under such Account Control Agreement;

(vii)the commingling of Collections of Pool Receivables by the Servicer at any time with other funds;

(viii)[Reserved];

(ix)any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document to which it is a party;

(x)any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, applicable Anti-Corruption Law or applicable Sanctions, incurred connection with the Transaction Documents as a result of any action of the Servicer;

(xi)the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over each Collection Account; or

(xii)the failure or delay of Collections of Pool Receivables mailed to a Mail-Box to be deposited directly into a Collection Account.

(b)If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to such Servicer Indemnified Party the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.  Amendments, Etc.

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(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Pool Balance or Required Reserves contained in this Agreement or change the calculation of the Capital Coverage Amount;

(ii)reduce the amount of Capital or Yield that is payable on account of any Investment or with respect to any Letter of Credit or delay any scheduled date for payment thereof;

(iii)change any Event of Termination;

(iv)release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v)release the Performance Guarantor from all or a material portion of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(vii)change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vi) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification.

SECTION 14.02.  Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and e-

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mail) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.

SECTION 14.03.  Assignability; Addition of Purchasers.

(a)Assignment by Conduit Purchasers.  This Agreement and the rights of each Conduit Purchaser hereunder (including each Investment made by it hereunder) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any other Purchaser or any Affiliate thereof or any other commercial paper conduit managed or supported by any Purchaser or any Affiliate thereof, in each case, with prior notice to the Seller but without consent from the Seller or (ii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing), to any other Eligible Assignee.  Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Pool Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b)Assignment by Committed Purchasers.  Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i)except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing);

(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and

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(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c)Register.  The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Group Agents, and the other Purchaser Parties may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement.  The Register shall be available for inspection by the Seller, the Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d)Procedure.  Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(e)Participations.  Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i)such Committed Purchaser’s obligations under this Agreement (including its Commitment to the Seller hereunder) shall remain unchanged, and

(ii)such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

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The Administrative Agent, the LC Bank, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement.

(f)Participant Register.  Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)Assignments by Agents.  This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(h)Assignments by the Seller or the Servicer.  Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i)Pledge to a Federal Reserve Bank or the Bank of Canada. Notwithstanding anything to the contrary set forth herein, any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank or the Bank of Canada, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j)Pledge to a Security Trustee.  Notwithstanding anything to the contrary set forth herein, any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to a security trustee  in

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connection with the funding by such Person of Investments, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

(k)Disqualified Institutions.

(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating Purchaser entered into a binding agreement to sell and assign or participate, as the case may be, all or a portion of its rights and obligations under this Agreement to such Person (unless the Seller has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Purchaser and (y) the execution by the Purchaser of an Assignment and Acceptance Agreement with respect to such assignee shall not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 14.03(k)(i) shall not be void, but the other provisions of this Section 14.03(k) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Seller’s prior written consent in violation of Section 14.03(k)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Seller may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all Seller Obligations of the Seller owing to such Disqualified Institution in connection with this Agreement and the other Transaction Documents and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 14.03), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) all Seller Obligations of the Seller owing to such Disqualified Institution in connection with this Agreement and the other Transaction Documents and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued Yield, accrued fees and all other amounts (other than principal amounts) payable to it under the Transaction Documents.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Purchasers by the Seller or any of its Affiliates or by the Administrative Agent or any other Purchasers, (y) attend or participate in meetings attended by the Purchasers and the Administrative Agent or (z) access any electronic site established for the Purchasers or confidential communications from counsel to or financial advisors of the Administrative Agent or the Purchasers and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under,

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and for the purpose of any direction to the Administrative Agent or any Purchaser to undertake any action (or refrain from taking any action) under this Agreement or any other Transaction Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Purchasers that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any applicable debtor relief law, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws) and (3) not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)The Administrative Agent shall have the right, and the Seller hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions provided by the Seller and any updates thereto from time to time to each Purchaser.

SECTION 14.04.  Costs and Expenses.  In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay within five (5) Business Days following demand thereof, all reasonable and documented out-of-pocket costs and expenses (i) of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including the reasonable Attorney Costs of a single firm of counsel (and, if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions)) for the Administrative Agent and (ii) subject to the limitations set forth in Sections 8.01(c) and 8.04(c), reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent as to its rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document.  In addition, the Seller agrees to pay within five (5) Business Days following demand thereof all out-of-pocket costs and expenses (including reasonable and documented Attorney Costs of a single firm of counsel (and, if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions)) and, in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs the Seller of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person (and, if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction (which may be include a single firm of special counsel acting in multiple jurisdictions) for such affected Person)), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

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SECTION 14.05.  No Proceedings; Limitation on Payments.

(a)Each of the Seller, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Event of Bankruptcy so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b)Each of the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination.

(c)Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full.  Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.  The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06.  Confidentiality.

(a)Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of the Fee Letter, except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information.  Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.  Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly

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announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that any Chemours Party may disclose the aggregate fees paid under the Fee Letter during any period of time as part of a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and as required in any public filings; provided, further, however, that no such disclosure shall include reference to any rate or percentage set forth in the Fee Letter.  Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any Information (as defined below), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose Information (i) to its Advisors and Representatives, (ii) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to its assignees and Participants and potential assignees and Participants and their respective counsel (it being understood that the list of Disqualified Institutions may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (ii)), (iii) to the extent such Information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or as a result of a breach of this Section, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or (vi) to the extent (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such Information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter.  Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.  For purposes of this Section, “Information” means all information received from or on behalf of the Parent or any Subsidiary relating to the Parent or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Purchaser or the LC Bank on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to

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maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07.  GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09.  Integration; Binding Effect; Survival of Termination.  This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

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SECTION 14.10.  CONSENT TO JURISDICTION.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02.  NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12.  Ratable Payments.  If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from

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such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13.  Limitation of Liability.

(a)No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person.  No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14.  Intent of the Parties.  The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”).  The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by a “determination” as defined in Section 1313(a) of the Code.  Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15.  USA Patriot Act.  Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance

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with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.  Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 14.16.  Right of Setoff.  Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of: (a) the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured) or (b) the Servicer against amounts owing by the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17.  Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18.  Mutual Negotiations.  This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19.  Captions and Cross References.  The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

ARTICLE XV

SELLER GUARANTY

SECTION 15.01.  Guaranty of Payment.  The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or

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otherwise (such guaranty, the “Seller Guaranty”); provided that, any Guaranteed Obligations arising during a Settlement Period may be paid on the related Settlement Date.  The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising.  To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any Applicable Law (whether federal or state or otherwise) relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

SECTION 15.02.  Unconditional Guaranty.  The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make a demand on or proceed against any Obligor, any Originator, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right.  The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances.  Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor.  The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations  and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty.  All dealings between any Obligor, any Originator, the Servicer, the Performance Guarantor or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty.  The Seller hereby represents

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and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent.  The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Termination Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Servicer, the Performance Guarantor or any Obligor may allege or assert against the Administrative Agent  or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

SECTION 15.03.  Modifications.  The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Seller, the Servicer or the Performance Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Servicer, the Performance Guarantor or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

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SECTION 15.04.  Waiver of Rights.  The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

SECTION 15.05.  Reinstatement.  Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article XV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any

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such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 15.06.  Remedies.  The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

SECTION 15.07.  Subrogation.  The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

SECTION 15.08.  Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the assurances by the Seller that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

  Security Interest.

(a)(a)  To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) each Collection Account and all amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in

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the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.  The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the security interest created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall automatically revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

For the avoidance of doubt, the grant of a security interest pursuant to this Section 15.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of a security interest pursuant to Section 5.05.

(e)

(e)Further Assurances.  Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article XV.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE Chemours COMPANY AR, LLC, as the Seller By: /s/ Camela Wisel Name: Camela Wisel Title: Assistant Treasurer

THE CHEMOURS COMPANY FC, LLC, as the Servicer By: /s/ Sameer Ralhan Name: Sameer Ralhan Title: Senior Vice President, Chief Financial Officer and Treasurer

THE TORONTO-DOMINION BANK, as Administrative Agent By: /s/ Luna Mills Name: Luna Mills Title: THE TORONTO-DOMINION BANK, as LC Bank By: /s/ Luna Mills Name: Title:

THE TORONTO-DOMINION BANK, as Group Agent for the TD Bank Group By: /s/ Luna Mills Name: Title:

THE TORONTO-DOMINION BANK,
as Related Committed Purchaser for Reliant Trust

By: :  /s/ Luna Mills
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as a Conduit Purchaser for the TD Bank Group

By:  /s/ Luna Mills
Name:
Title: